As filed with the Securities and Exchange Commission on March 22, 2023
Registration No. 333-269218

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEMOMAB THERAPEUTICS LTD.
 (Exact name of registrant as specified in its charter)

Israel	2834	81-3676773
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Kiryat Atidim, Building 7
Tel Aviv, 6158002,
Israel
 +972-77-331-0156
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chemomab Therapeutics, Inc.
One Kendall Square
Building 1400E
Suite 14-105
Cambridge, MA 02139
(857) 259-4622
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent D. Fassett Jesse F. Schumaker Wilson Sonsini Goodrich & Rosati, P.C. 1881 9th Street, Suite 110 Boulder, CO 80023 (303) 256-5900	David S. Glatt Ronen Bezalel Jonathan M. Nathan Matthew Rudolph Meitar | Law Offices 16 Abba Hillel Rd. Ramat Gan 5250608, Israel +972 (3) 610-3100	Anthony W. Basch J. Britton Williston Kaufman & Canoles, P.C. Two James Center, 14th Floor 1021 E. Cary St. Richmond, VA 23219 +1.804.771.5700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 22, 2023

PRELIMINARY PROSPECTUS

Up to 6,578,947 Units Each Consisting of One American Depositary Share and One Warrant to Purchase One
American Depositary Share

Or up to 6,578,947 Pre-Funded Units Each Consisting of One Pre-Funded Warrant to Purchase One American
Depositary Share and One Warrant to Purchase One American Depositary Share

Up to 6,578,947 American Depositary Shares Underlying the Pre-Funded Warrants

6,578,947 American Depositary Shares Underlying the Warrants

We are offering up to 6,578,947 units (“Units”) (not inclusive of the Pre-Funded Units, as defined below), each consisting of one American Depositary Share (“ADS”), each ADS representing twenty (20) of our ordinary shares, no par value per share (“Ordinary Shares”), and one warrant (a “Warrant”) to purchase one ADS (a “Warrant ADS”), in a firm commitment underwritten offering. The assumed public offering price for each Unit is $1.52, which is the last reported sale price of the ADSs on The Nasdaq Capital Market (“Nasdaq”) on March 16, 2023.  The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The ADSs and underlying Warrants are immediately separable and will be issued separately in this offering. The Warrants offered hereby will be immediately exercisable on the date of issuance and will expire five years from the date of issuance. Each Warrant has an assumed exercise price of $1.52 per ADS, which is the last reported sale price of the ADSs on Nasdaq on March 16, 2023.

We are also offering to those purchasers, if any, whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if they so choose, up to 6,578,947 pre-funded units (each, a “Pre-Funded Unit”), in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares, with each Pre-Funded Unit consisting of a pre-funded warrant to purchase one ADS (a “Pre-Funded Warrant ADS”) and one Warrant. The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per ADS. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering. The Pre-Funded Warrants offered hereby will be immediately exercisable subject to the beneficial ownership limitations and may be exercised on the date of issuance at any time until exercised in full. A purchaser may, at their option, purchase both Units and Pre-Funded Units and is not required to purchase any Pre-Funded Units if purchasing Units would cause the purchaser to exceed the disclosed beneficial ownership amounts. A purchaser exceeding the disclosed beneficial ownership amounts would trigger a requirement of the purchaser to make securities filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing such fact.

          For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

          We refer to the ADSs, the Warrants, the Pre-Funded Warrants, the Warrants ADSs, the Pre-Funded Warrants ADSs, and the Ordinary Shares underlying the ADSs, the Warrants ADSs, and the Pre-Funded Warrants ADSs, collectively, as the “Securities”. We are registering all Securities.

          The ADSs are listed on Nasdaq under the symbol “CMMB.”  On March 16, 2023, the last reported sale price of the ADSs on Nasdaq was $1.52 per ADS. There is no established public trading market for the Warrants or Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Warrants or Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be extremely limited.

          We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

          Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying the Securities.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriting discounts (1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	See “Underwriting” beginning on page 50 of this prospectus for a description of the compensation payable to the underwriter.
(2)	The amount of proceeds, before expenses, to us does not give effect to the exercise of the Warrants.

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts, up to 986,842 additional ADSs and/or Pre-Funded Warrants, and/or up to 986,842  over-allotment Warrants, within 30 days after the closing of this offering to cover over-allotments, if any. The underwriter may exercise the over-allotment option with respect to ADSs only, Pre-Funded Warrants only, Warrants only, or any combination thereof. The purchase price to be paid per additional Ordinary Share or Pre-Funded Warrant will be equal to the public offering price of one Unit or Pre-Funded Unit (less $0.01 allocated to each Warrant), as applicable, less the underwriting discounts, and the purchase price to be paid per over-allotment Warrant will be $0.01. No underwriting discounts will be paid on any Warrants purchased pursuant to the underwriter’s over-allotment option.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the Securities on or about                  , 2023.

Sole Book-Running Manager

Aegis Capital Corp.

The date of this prospectus is                , 2023.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Securities and the distribution of this prospectus outside the United States.

We use our trademarks and our logo in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

ii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information contained in other parts of this prospectus, including any applicable free writing prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 8 and our financial statements and the related notes incorporated by reference herein, before deciding to invest in our Securities. As used in this prospectus, unless the context otherwise requires, references to “Chemomab Therapeutics Ltd.”, “Chemomab,” the “Company,” “us,” “we” and “our” refer to Chemomab Therapeutics Ltd., an Israeli company and its consolidated subsidiaries; however, with respect to the presentation of financial results for historical periods that preceded the Merger (as defined below), these terms refer to the financial results of the Company’s wholly owned subsidiary, Chemomab Ltd. (the “Subsidiary”), which was the accounting acquirer in the Merger. References to the “Merger” refer to the merger involving Anchiano Therapeutics Ltd., or Anchiano, and the Subsidiary, whereby a wholly owned subsidiary of Anchiano merged with and into the Subsidiary, with the Subsidiary surviving as a wholly owned subsidiary of Anchiano. Upon consummation of the Merger on March 16, 2021, Anchiano changed its name to “Chemomab Therapeutics Ltd.” and the business conducted by the Subsidiary became primarily the business conducted by the Company.

Company Overview

Chemomab is a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet needs. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases.

Chemomab has pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in various types of cells, including immune cells, endothelial cells and epithelial cells. We have developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity that modulates the complex interplay of both of these inflammatory and fibrotic mechanisms, which drive abnormal states of fibrosis and clinical fibrotic diseases. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as primary sclerosing cholangitis (“PSC”), and systemic sclerosis (“SSc”), for which patients have no established disease modifying or standard of care treatment options. We estimate that there are approximately 77 thousand patients suffering from PSC in the U.S., EU and Japan, representing over a $1 billion market opportunity, and approximately 170 thousand patients suffering from SSc in those same markets, representing over a $1.5 billion market opportunity.

CM-101, our lead clinical product candidate, is a first-in-class humanized monoclonal antibody that attenuates the basic function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. We have demonstrated that CM-101 interferes with the underlying biology of inflammation and fibrosis through a novel and differentiated mechanism of action. Based on these findings, we are actively advancing CM-101 in Phase 2 clinical studies directed toward two distinct clinical indications that include patients with liver or skin, and/or lung fibrosis. We are currently conducting a Phase 2 clinical study in PSC, a rare obstructive and cholestatic liver disease. The study is actively recruiting patients in the U.S., Europe and Israel and is being expanded by adding clinical sites, an additional high dose arm (20mg/kg) as well as an open label extension. We had earlier proposed to add both low and high dose arms to the study but the recent encouraging results reported from our Phase 2 liver fibrosis trial in NASH patients, dosed at 5mg/kg, along the positive Phase 1b data we previously reported in non-alcoholic fibrotic liver disease (“NAFLD”) patients dosed at 5mg/kg and 2,5mg/kg, are seen as providing us sufficient data on the performance of the lower dose to drop it from the current trial, which is focusing on the 10mg/kg and 20g/kg doses. We believe this change will facilitate timely conduct and completion of the trial. If regulators in the future do not agree that the existing low dose data are sufficient, we always have the option to add a lower dose group as part of the Phase 3 clinical program.

We are also planning to open a Phase 2 clinical trial in SSc around midyear of 2023. The trial in SSc, a rare autoimmune rheumatic disease characterized by fibrosis in the skin and lung and other organs, will focus on establishing biological and clinical proof of concept in this patient population. Although our primary focus is on these two rare indications, as we noted, an additional Phase 2 clinical study in patients with liver fibrosis due to non-alcoholic steatohepatitis, or NASH has recently been completed.  This trial provided safety and pharmacokinetic (“PK”) data and is informative in determining whether the company advances the development of its current subcutaneous formulation of CM-101. Additionally, the trial measured a number of biomarkers that may be relevant to the potential activity of CM-101 in other fibro-inflammatory conditions. We recently reported results from this trial, which showed that the trial met its primary endpoint of safety and tolerability, and that CM-101 demonstrated encouraging activity in secondary endpoints that include a range of liver fibrosis biomarkers and physiologic assessments.

Fibrosis is the abnormal and excessive accumulation of collagen and extracellular matrix, the non-cellular component in all tissues and organs, which provides structural and biochemical support to surrounding cells. When present in excessive amounts, collagen and extracellular matrix lead to scarring and thickening of connective tissues, affecting tissue properties and potentially leading to organ dysfunction and failure. Fibrosis can occur in many different tissues, including lung, liver, kidney, muscle, skin, and the gastrointestinal tract, resulting in a wide array of progressive fibrotic conditions. Fibrosis and inflammation are intrinsically linked. While a healthy inflammatory response is necessary for efficient tissue repair; after disease or injury, an excessive, uncontrolled inflammatory response can lead to tissue fibrosis that in turn can further stimulate inflammatory processes in a fibro-inflammatory vicious cycle.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. These risks are described more fully in the section titled “Risk Factors” in this prospectus as well as in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to, the following:

•
We have incurred significant losses since inception and anticipate that we will continue to incur increasing levels of operating losses over the next several years and for the foreseeable future. We are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

•	We have a limited operating history and funding, which may make it difficult to evaluate our prospects and likelihood of success.

•
Our business is highly dependent on the success of our lead product candidate, CM-101, and any other product candidates that we advance into clinical studies. All of our programs will require significant additional clinical development.

•
Our central objective is to design and develop targeted treatments for inflammation and fibrosis with an initial focus on the antagonism of CCL24 signaling, which is known to regulate fibrotic and inflammatory processes. While several studies are currently underway, our approach in the area of fibrotic diseases is novel and unproven and may not result in marketable products.

•
The successful completion of clinical studies is a prerequisite to submitting a marketing application to the FDA and similar marketing applications to comparable foreign regulatory authorities, for each product candidate and, consequently, the ultimate approval and commercial marketing of any product candidates. We may experience negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or trials or abandon some or all of its product development programs, which could have a material adverse effect on our business.

•
We may encounter difficulties enrolling patients in our clinical studies, including due to the continuing effects of the COVID-19 pandemic, or other public health emergencies and related clinical development activities could be delayed or otherwise adversely affected.

•
Our ongoing and future clinical studies may reveal significant adverse events or immunogenicity-related responses and may result in a safety profile that could delay or prevent regulatory approval or market acceptance of our product candidate.

•
The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for CM-101 or any other product candidates, our business will be substantially harmed.

•
If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business will be harmed.

•	We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

•
We have been granted Orphan Drug Designation for CM-101 in connection with three indications and may seek Orphan Drug Designation for other indications or product candidates, and we may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity, and may not receive Orphan Drug Designation for other indications or for its other product candidates.

•
We expect to experience significant growth in the number of our employees over time and the scope of our operations, particularly in the areas of product candidate development, regulatory affairs and sales and marketing. We will therefore need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

•
If we are unable to protect our patents or other proprietary rights, or if we infringe the patents or other proprietary rights of others, our competitiveness and business prospects may be materially damaged. In addition, changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

•	Risks related to our operations in Israel could materially adversely impact our business, financial condition and results of operations.

•
Our principal executive offices are located in Israel and certain of our product candidates may be manufactured at third-party facilities located in Europe. In addition, our business strategy includes potentially expanding internationally if any of its product candidates receives regulatory approval. A variety of risks associated with operating internationally could materially adversely affect our business.

•	Holders of ADSs are not treated as holders of our ordinary shares.

•	Holders of ADSs may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.

•	Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

•
We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

•	ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

•	We presently anticipate that we will be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

•	The Warrants are speculative in nature.

•	There is no established market for the Warrants being offered in this offering.

•	Holders of the Warrants will have no rights as a shareholder until they acquire our ordinary shares.

•	The Warrants offered by this prospectus may not have any value.

•	As our Warrant holders exercise their Warrants into Warrant ADSs and underlying ordinary shares, our shareholders’ ownership will be diluted.

Recent Developments

FDA Clearance of our IND Application for CM-101 in Phase 2 Trial in SSc Patients

On February 21, 2023, we reported U.S. Food and Drug Administration (“FDA”) clearance of our Investigational New Drug (“IND”) Application to evaluate CM-101 in a Phase 2 trial in adults with systemic sclerosis (“SSc”). The Phase 2 ABATE trial is a multicenter, randomized, double-blind, proof-of-biology study to evaluate the SAfety, ToleraBility, and Activity of CM-101 in Patients with SysTEmic Sclerosis. It will enroll 45 patients with clinically active dermatologic, vascular or pulmonary SSc. The study population is expected to be roughly split between patients with diffuse SSc and patients with limited SSc. The primary outcome measure is safety. Secondary endpoints include multiple serum-based biological markers and a variety of exploratory biological and clinical outcomes, including the American College of Rheumatology Composite Response Index in Systemic Sclerosis (“ACR-CRISS”) score and its revisions (“rCRISS”). The trial includes a 24-week double blind period during which active treatment patients will receive 10 mg/kg of CM-101 by intravenous infusion every three weeks, followed by a 24-week open label extension, where all patients will receive a 10 mg/kg dose. The trial includes multiple clinical assessments of the skin, vasculature and pulmonary function. It is expected to generate additional information about disease mechanisms, provide data relevant to future patient stratification strategies and inform the selection of appropriate endpoints for future studies. The trial is expected  to begin enrolling patients around midyear of 2023.A top-line data read-out is planned for the second half of 2024.

Report Top-Line Results from CM-101 Phase 2a Liver Fibrosis Biomarker Trial in NASH Patients

On January 3, 2023, we reported positive top-line results from our Phase 2a liver fibrosis biomarker trial of CM-101 in NASH patients. This trial was primarily designed to assess a subcutaneous formulation of CM-101 and to evaluate the drug’s impact on liver fibrosis biomarkers relevant to both NASH and the fibro-inflammatory conditions that represent the focus for the company, such as PSC and SSc. The trial met its primary endpoint of safety and tolerability, and CM-101 demonstrated encouraging activity in secondary endpoints that include a range of liver fibrosis biomarkers and physiologic assessments measured at baseline and at week 20.

The randomized, placebo-controlled trial enrolled 23 NASH patients with stage F1c, F2 and F3 disease who were randomized to receive either CM-101 or placebo. Patients received a dose of 5-mg/kg of study drug administered by subcutaneous (“SC”) injection once every two weeks, for a treatment period of 16 weeks. Key findings of the CM-101 Phase 2a trial included the following.

•
CM-101 appeared to be safe and well tolerated when administered subcutaneously. Most reported adverse events observed were mild, with one unrelated serious adverse event reported. No significant injection site reactions were reported and no anti-drug antibodies were detected.

•	CM-101 administered subcutaneously demonstrated favorable pharmacokinetics and target engagement profiles as expected, and were similar to what the company has previously reported.

•	CM-101-treated patients showed greater improvements than the placebo group in a number of liver fibrosis-related biomarkers, including ProC-3, ProC-4, ProC-18, TIMP-1 and ELF.

•
A majority of CM-101-treated patients showed improvements in multiple liver fibrosis-related biomarkers—almost 60% of CM-101 patients were “multiple responders”, responding in at least three biomarkers at week 20, compared to no patients in the placebo group.

•
CM-101-treated patients with higher CCL24 levels at baseline showed greater reductions in fibrosis-related biomarkers than patients with lower levels of CCL24 at baseline. More CM-101-treated patients with higher CCL24 levels also were “multiple responders”, responding in three or more of the fibrosis-related biomarkers, compared to patients with lower CCL24 levels at baseline.  These findings further add to the growing body of evidence validating the role of CCL24 in the pathophysiology of fibrotic liver disease.

•
A higher proportion of patients in the CM-101-treated group showed improvement in a physiologic measure of liver stiffness as compared to placebo (reduction of at least one grade of fibrosis score as assessed by the non-invasive elastography method known as FibroScan®).

•
After completion of the study, the unblinded data showed that patients in the CM-101-treated group had higher baseline levels of fibrosis compared to placebo patients. The impact of this difference on the results, if any, is unknown.

 We believe that the data from this trial provide important insights in support of the CM-101 development program, including the favorable safety and tolerability of CM-101 in patients with serious liver disease, confirmation of early signs of biomarker activity that are relevant for a number of fibro-inflammatory disorders, and support for the tolerability and pharmacokinetic data needed to assess next steps in the development of our SC formulation.

Results Reported for Clinical Study of CM-101 in Patients with COVID-19-Derived Lung Damage

On November 9, 2022, positive clinical data from an investigator-initiated clinical study assessing CM-101 activity and safety in hospitalized patients with severe lung injury derived from COVID-19 was presented at the 2022 Union Conference, an international conference on lung health. Some of the mechanisms underlying lung inflammation resulting from COVID-19 infection are similar to those seen in system sclerosis and other chronic diseases involving lung inflammation and fibrosis. The objective of the study was to evaluate the drug’s safety and activity in hospitalized COVID-19 patients with severe pneumonia, including its impact on biomarkers related to lung inflammation that are also relevant in SSc. The open label, single arm trial enrolled 16 hospitalized adult COVID-19 patients with severe respiratory involvement. All patients were receiving standard of care therapy. All were treated with a single 10mg/kg intravenous dose of CM-101 on the first day of the study and followed for 30 days.

Administration of CM-101 to this acutely ill patient population appeared safe and was well tolerated. CM-101 exposures and target engagement profiles were similar to what our researchers have seen in previous clinical studies of CM-101. Importantly, rapid reductions in serum biomarkers of lung inflammation, fibrogenesis and neutrophil activity were observed post-treatment with CM-101. Overall, this study confirmed and extended the safety and tolerability profile of CM-101 and demonstrated clinically relevant changes in biomarkers associated with lung inflammation and fibrogenesis, further supporting CM-101’s anti-inflammatory and anti-fibrotic effects. Moreover, we believe that these results add to the data suggesting that CM-101 has the potential to attenuate lung inflammation and fibrosis, further strengthening the rationale for treating SSc patients with this drug. These new clinical data also contribute to a growing body of evidence demonstrating CM-101’s anti-fibrotic and anti-inflammatory effects in varied organs including the lung, liver and skin.

New Executive Appointments

On August 29, 2022, Christina Crater, MD, joined us as our Vice President of Clinical Development. Dr. Crater has an extensive background in medical affairs and clinical trial design and execution across a broad range of therapeutic indications, Dr. Crater has served as a medical monitor, safety physician, therapeutic expert and study director in all phases of clinical development. Her career spans working in-house at pharmaceutical and biotechnology firms, and at major clinical research organizations (“CROs”). Previously Dr. Crater was a Senior Clinical Trial Physician at Bristol-Myers Squibb, and she served in senior clinical development roles with PRA Health Sciences and PAREXEL International. Earlier in her career, Dr. Crater worked as an internal medicine physician. She received an MD degree from the University of Tennessee and holds a BS degree from Rhodes College.

On November 14, 2022, Matthew Frankel, MD, MBA joined us as our Chief Medical Officer and Vice President of Drug Development. Dr. Frankel brings a wealth of experience across all aspects of clinical development and medical affairs, along with a strong track record in helping to bring biologic and small molecule drugs to market for both rare and chronic diseases. Before joining us. Dr. Frankel served as Vice President, Clinical Development and Medical Affairs, Specialty Pharma at Boehringer Ingelheim, where he developed new drugs for oncology, immunology, pulmonary, and central nervous system diseases. Previously Dr. Frankel was Vice President & Head, Immunology and Dermatology Medical Unit at Novartis, where he oversaw medical affairs and late phase clinical development for Cosentyx®, Ilaris®, and Zortress®.  At the Sandoz unit of Novartis, Dr. Frankel led the medical affairs organization supporting the biopharmaceutical, biosimilar and generics businesses for launches including Kerydin®, Glatopa® and Zarxio®. Earlier in his career, Dr. Frankel held clinical development leadership roles across geographies and therapeutic diseases at Reata, Fibrogen, Abbott Labs, and Schering Plough. Dr. Frankel received a BA degree from Vassar College, an MD degree from the University of California School of Medicine, Los Angeles and an MBA from the J. L. Kellogg Graduate School of Management at Northwestern University.  He is board certified in internal medicine. Dr. Frankel replaced interim Chief Medical Officer David Weiner, MD, who has continued in the role of Strategic Advisor to Chemomab.

On November 21, 2022, Mitchell L. Jones, MD, PhD, joined us as our Vice President of Corporate Development & Strategy. Dr. Jones brings more than 15 years of leadership experience in biopharmaceutical research, clinical development, corporate strategy and entrepreneurship, organizational development and team-building, technology transfer and licensing and acquisitions. Dr. Jones formerly was Vice President Clinical Discovery and Development at Finch Therapeutics, where he contributed to a successful IPO and helped oversee the clinical development of novel therapeutics for inflammatory bowel disease and cancer. Previously Dr. Jones was Vice President of Translational and Clinical Development at Biora Therapeutics, formerly Progenity, developing clinical program strategy and overseeing development of its novel drug delivery technologies. Earlier, Dr. Jones managed the successful trade sale of the technology platform and assets of Interface Biosciences. Dr. Jones also founded Micropharma, where he served as Head of R&D, concluded major licensing agreements and managed the company’s half billion-dollar acquisition. Dr. Jones is the author or co-author of numerous scientific abstracts, proceedings and publications and an inventor on almost 200 filed or granted patents. He received his MD, PhD, master’s in biomedical engineering and BS degrees from McGill University in Canada.

The Repurchase Arrangement

As previously reported in  our Registration Statement on Form S-4 (File No. 333-252070), filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 13, 2021 and declared effective by the SEC on February 10, 2021, the Subsidiary filed an application with the Israel Tax Authority for a tax ruling (the “Tax Ruling”) in connection with the Merger, pursuant to which certain of the Subsidiary’s shareholders were entitled to defer an immediate Israeli tax liability resulting from the exchange of shares that otherwise would have been deemed a sale. The deferral of the aforementioned tax liability is set to lapse on March 16, 2023, which is the two-year anniversary of the closing date of the Merger. Dr. Adi Mor, co-founder of the Subsidiary and both our Chief Scientific Officer and a Class III director, and Professor Kobi George, co-founder of the Subsidiary (together with Dr. Adi Mor, the “Co-Founders”), will be required to pay a substantial tax liability to the Israeli Tax Authority upon the expiration date of the deferral period. In order to pay this tax liability, the Co-Founders had to sell part of their holdings in the Company. In light of the foregoing, Chemomab elected to enter into a share purchase agreement (the “Repurchase Arrangement”) with the Co-Founders whereby we agreed, subject to the requisite court approval required under Section 303(a) of the Israeli Companies Law, 5759-1999 (the “Companies Law”), which we received on November 14, 2022, to repurchase up to 582,023 of  ADSs owned by the Co-Founders, for consideration not to exceed an aggregate amount of $2,500,000, depending on the market price of the ADSs at the time of any repurchase. Accordingly, on November 16, 2022, we repurchased the entire amount of 582,023 ADSs from the Co-Founders at a weighted average price of $2.0848 and for total consideration of approximately $1.2 million.

We do not expect any change in our cash runway as a result of the Repurchase Arrangement. Our current cash, cash equivalents and short-term bank deposits are expected to last through at least March 31, 2024. Based on our planned use of the net proceeds from this offering and our existing cash, cash equivalents and short-term bank deposits, this financing will enable us to advance our clinical development programs for PSC and SSc. We are likely to need to secure additional financing to complete those programs which are projected to have topline readouts in the second half of 2024. We continue to manage our cash runway and believe additional capital will be available when required.

Corporate Information

We were incorporated on September 22, 2011, under the laws of the State of Israel. In March 2021, in connection with the Merger, we changed our name from Anchiano Therapeutics Ltd. to Chemomab Therapeutics Ltd. Our principal executive offices are located at Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002, and our phone number is +972-77-331-0156. Our website is: www.chemomab.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. We have included our website address as an inactive textual reference only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering. As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. We will continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

THE OFFERING

Units
Up to 6,578,947 Units, each consisting of one ADS and one Warrant to purchase one ADS. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The ADSs and Warrants are immediately separable and will be issued separately in this offering.

Pre-Funded Units
We are also potentially offering up to 6,578,947 Pre-Funded Units, each consisting of a Pre-Funded Warrant to purchase one ADS and one Warrant. The Pre-Funded Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Pre-Funded Warrants and Warrants are immediately separable and will be issued separately in this offering.

The American Depositary Shares
The underwriters will deliver American Depositary Shares (“ADSs”) representing our ordinary shares. Each ADS represents twenty of our ordinary shares, no par value per share.

As an ADS holder, you will not be treated as one of our shareholders and you will not have shareholder rights. The depositary, The Bank of New York Mellon, will be the holder of the ordinary shares underlying the ADSs. You will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, see “Description of Securities We Are Offering.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

You may turn in the ADSs to the depositary to cancel the ADSs and withdraw the ordinary shares. The depositary will charge you fees for any cancellation and withdrawal.

Pre-Funded Warrants
The purchase price of each Pre-Funded Unit will equal the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per ADS. The Pre-Funded Warrants offered hereby will be immediately exercisable and may be exercised on the date of issuance at any time until exercised in full. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of the Pre-Funded Warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Warrants
The Warrants offered hereby will be immediately exercisable on the date of issuance and will expire five years from the date of issuance. Each Warrant has an assumed exercise price of $1.52 per ADS, which is the last reported sale price of the ADSs on Nasdaq on March 16, 2023. To better understand the terms of the warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment Option
We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts, up to 986,842  additional ADSs and/or Pre-Funded Warrants, and/or up to 986,842  over-allotment Warrants, within 30 days after the closing of this offering to cover over-allotments, if any. The underwriter may exercise the over-allotment option with respect to ADSs only, Pre-Funded Warrants only, Warrants only, or any combination thereof.

ADSs outstanding prior to this offering	11,049,812 ADSs.

ADSs outstanding after this offering	17,628,759 ADSs (assuming full exercise of the Pre-Funded Warrants).

Use of proceeds
We estimate the net proceeds from this offering will be approximately $8.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for continued clinical development of our product candidates, research activities, and for other general corporate purposes. See “Use of Proceeds” on page 12 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 8 for a discussion of factors you should carefully consider before deciding to invest in our securities.

ADS depositary	The Bank of New York Mellon.

Nasdaq Capital Market symbol	The ADSs are listed on Nasdaq under the symbol “CMMB.” We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

The number of ADSs to be outstanding after this offering is based on 11,049,812 ADSs outstanding as of December 31, 2022, and does not account for:

●	1,747,077 ADSs issuable upon the exercise of outstanding options to purchase ADSs, at a weighted average exercise price of $6.60 per ADS;

●
an aggregate of 655,869 ADSs reserved for future issuance under the Chemomab Ltd. 2015 Share Incentive Plan (the “2015 Plan”), which was assumed by the Company upon effectiveness of the Merger, and the 2017 Equity-Based Incentive Plan (the “2017 Plan” and together with the 2015 Plan, the “Share Incentive Plans”), as of December 31, 2022, as well as any automatic increases in the number of ADSs reserved for future issuance under the 2017 Plan;

●
261,929 ADSs issuable upon the exercise of outstanding warrants to purchase ADSs at a weighted average exercise price of $17.35088 per ADS, which warrants are expected to remain outstanding at the consummation of this offering; and

●	6,578,947 ADSs issuable upon exercise of the Warrants issued in this offering.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase additional ADSs or Warrants to cover over-allotments and no exercise of outstanding options and warrants described above and no exercise of the Warrants issued in this offering.

RISK FACTORS

Investing in our Securities involve a high degree of risk. You should carefully consider the following risk factors, in addition to the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed on March 20, 2023 and in subsequent Quarterly Reports on Form 10-Q, as well as all of the other information contained in this prospectus and the information incorporated by reference in this prospectus, before deciding to invest in our Securities. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of the ADSs could decline and you could lose all or part of your investment. Our actual results could differ materially and adversely from those anticipated in any forward-looking statements in this prospectus as a result of certain factors, including those set forth below. See “Forward-Looking Statements.”

Risks Related to This Offering

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to offer in the future additional ADSs or other securities convertible into or exchangeable for the ADSs. We cannot assure you that we will be able to sell ADSs or other securities in any other offering at a price per share that is equal to or greater than the price per ADS paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per ADS at which we sell additional ADSs or other securities convertible into or exchangeable for the ADSs in future transactions may be higher or lower than the price per ADS in this offering.

The exercise of our pre-funded warrants or common warrants could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, the perception that these sales might occur or the exercise of pre-funded warrants or common warrants could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its trading price.

There is no public market for the pre-funded warrants or common warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants or common warrants will be limited.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of the ADSs.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways the ADS holders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering for continued clinical development of our product candidates, research activities, and for other general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause the ADS price to decline.

The trading price of the ADSs has been highly volatile, and purchasers of the ADSs could incur substantial losses.

The trading price of the ADSs has been highly volatile, particularly over the last year. For example, on January 11, 2022, the closing price of the ADSs was $6.98 per ADS and on March 13, 2023, it was $1.44 per ADS. This volatility may affect the price at which you are able to sell ADSs, and the sale of the ADSs in this offering could adversely affect the price of the ADSs. Our ADS price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and economic factors that are beyond our control. As a result, you may not be able to sell the ADSs at or above the price at which you purchase them. In addition, while the stock market in general has experienced high volatility, biotechnology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. Broad market and industry factors may negatively affect the market price of the ADSs, regardless of our actual operating performance.

We have not paid dividends in the past and do not expect to pay dividends in the future, and, as a result, any return on investment may be limited to the value of the ADSs.

We have never paid dividends and do not anticipate paying dividends in the foreseeable future. The payment of dividends will depend on our earnings, capital requirements, financial condition, prospects and other factors our board of directors may deem relevant. If we do not pay dividends, the ADSs may be less valuable because a return on your investment will only occur if our ADS price appreciates and you sell your ADS thereafter. In addition, the Companies Law imposes restrictions on our ability to declare and pay dividends. See “Description of Share Capital — Dividend and Liquidation Rights” for additional information. The payment of dividends may be subject to Israeli withholding taxes. See “Material Tax Considerations —Israeli Taxation” for additional information.

If we fail to continue to meet all applicable Nasdaq requirements, Nasdaq may delist the ADSs, which could have an adverse impact on the liquidity and market price of the ADSs.

The ADSs are currently listed on Nasdaq, which has qualitative and quantitative listing criteria. If we are unable to meet any of the Nasdaq listing requirements in the future, including, for example, if the closing bid price for the ADSs falls below $1.00 per share for 30 consecutive trading days, Nasdaq could determine to delist the ADSs, which could adversely affect the market liquidity of the ADSs and the market price of the ADSs could decrease. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, customers and employees.

Holders of ADSs are not treated as holders of our ordinary shares.

Holders of ADSs are not treated as holders of our ordinary shares, unless they withdraw the ordinary shares underlying their ADSs in accordance with the deposit agreement and applicable laws and regulations. The depositary is the holder of the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as holders of our ordinary shares, other than the rights that they have pursuant to the deposit agreement.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by the ADSs. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. We cannot guarantee that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote the ordinary shares underlying their ADSs. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Otherwise, ADS holders will not be able to exercise their right to vote, unless they withdraw the ordinary shares underlying the ADSs they hold. However, ADS holders may not know about the meeting far enough in advance to withdraw those ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

ADSs are transferable on the books of the depositary. However, the depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so. These limitations on transfer may have a material adverse effect on the value of the ADSs.

We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

We are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us or to the depositary. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If we make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying ordinary shares, but they will have no right to any compensation whatsoever.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, holders and beneficial owners of ADSs irrevocably waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement.

If this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. We believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs.

If any holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

We presently anticipate that we will be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

We would be classified as a passive foreign investment company, or PFIC, for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended, or the Code), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets, and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the stock. Based on the nature, composition and value of our income, operations and assets currently and in the future, we presently anticipate that we will be a PFIC for United States federal income tax purposes for the current taxable year and in the foreseeable future. See “Certain Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Consequences.”

The Warrants are speculative in nature.

Except as otherwise set forth therein, the Warrants offered in this offering do not confer any rights of ADS ownership on their holders, such as voting rights, but rather merely represent the right to acquire ADSs at a fixed price. Specifically with respect to the Warrants, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire ADSs and pay an assumed exercise price of $1.52 per ADS, which is the assumed offering price of the ADSs in this offering, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. There can be no assurance that the market price of the ADSs will continue to equal or exceed the exercise price of the Warrants offered by this prospectus. In the event that our ADS price does not exceed the exercise price of such Warrants during the period when such Warrants are exercisable, the Warrants may not have any value.

There is no established market for the Warrants being offered in this offering.

There is no established trading market for the Warrants offered in this offering. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

Holders of the Warrants will have no rights as a shareholder until they acquire our ordinary shares.

Until you acquire the ordinary shares underlying the Warrant ADSs, you will have no rights with respect to the ordinary shares underlying the Warrant ADSs underlying the Warrants. Upon exercise of your Warrants and subsequent delivery of the ordinary shares by the Company’s depositary, you will be entitled to exercise the rights of an ordinary shareholder only as to matters for which the record date occurs after the exercise date.

The Warrants offered by this prospectus may not have any value.

The Warrants offered by this prospectus will be exercisable for five years from the date of issuance. There can be no assurance that the market price of the ADSs will ever exceed the exercise price of the Warrants. In the event that our ADS price does not exceed the exercise price of the Warrants during the term of the Warrants, the Warrants may not have any value.

As our Warrant holders exercise their Warrants into Warrant ADSs and underlying ordinary shares, our shareholders’ ownership will be diluted.

The exercise of some or all of our Warrants will result in the issuance of ADSs and ordinary shares that dilute the ownership interests of existing shareholders. Any sales of ADSs or ordinary shares underlying the Warrants could adversely affect prevailing market prices of the ADSs and ordinary shares.

FORWARD-LOOKING STATEMENTS
 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus.

All statements other than present and historical facts and conditions contained in this prospectus, and the information incorporated by reference in this prospectus, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “objective,” “plan,” “potential,” “predict,” “should,” “will” and “would,” or the negative of these and similar expressions identify forward-looking statements.

We cannot assure you that the forward-looking statements in this prospectus and the information incorporated by reference in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the information incorporated by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and the information incorporated by reference in this prospectus may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus and the information incorporated by reference in this prospectus is generally reliable, we have not independently verified any third-party information and cannot guarantee its accuracy and completeness.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry and our business. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties. We do not expressly refer to the sources from which this information is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not separately verified these data. Further, while we believe our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections and estimates. The sources listed below are not a part of this prospectus and are not incorporated by reference in this prospectus.

The sources and citations of industry, market and other data, as well as published studies, contained in this prospectus are listed below:

1.	Ablin, J. N., M. Entin-Meer, V. Aloush, S. Oren, O. Elkayam, J. George, and I. Barshack. 2010. 'Protective effect of eotaxin-2 inhibition in adjuvant-induced arthritis', Clin Exp Immunol, 161: 276-83.

2.	Bhattacharyya, S., J. Wei, and J. Varga. 2011. 'Understanding fibrosis in systemic sclerosis: shifting paradigms, emerging opportunities', Nat Rev Rheumatol, 8: 42-54.

3.
Bocchino, V., G. Bertorelli, C. P. Bertrand, P. D. Ponath, W. Newman, C. Franco, A. Marruchella, S. Merlini, M. Del Donno, X. Zhuo, and D. Olivieri. 2002. 'Eotaxin and CCR3 are up-regulated in exacerbations of chronic bronchitis', Allergy, 57: 17-22.

4.	Henderson, N. C., F. Rieder, and T. A. Wynn. 2020. 'Fibrosis: from mechanisms to medicines', Nature, 587: 555-66.

5.	Jimenez, S. A., E. Hitraya, and J. Varga. 1996. 'Pathogenesis of scleroderma. Collagen', Rheum Dis Clin North Am, 22: 647-74.

6.
Jose, P. J., D. A. Griffiths-Johnson, P. D. Collins, D. T. Walsh, R. Moqbel, N. F. Totty, O. Truong, J. J. Hsuan, and T. J. Williams. 1994. 'Eotaxin: a potent eosinophil chemoattractant cytokine detected in a guinea pig model of allergic airways inflammation', J Exp Med, 179: 881-7.

7.	Karlsen, T. H., T. Folseraas, D. Thorburn, and M. Vesterhus. 2017. 'Primary sclerosing cholangitis - a comprehensive review', J Hepatol, 67: 1298-323.

8.
Kitaura, M., T. Nakajima, T. Imai, S. Harada, C. Combadiere, H. L. Tiffany, P. M. Murphy, and O. Yoshie. 1996. 'Molecular cloning of human eotaxin, an eosinophil-selective CC chemokine, and identification of a specific eosinophil eotaxin receptor, CC chemokine receptor 3', J Biol Chem, 271: 7725-30.

9.
Kohan, M., I. Puxeddu, R. Reich, F. Levi-Schaffer, and N. Berkman. 2010. 'Eotaxin-2/CCL24 and eotaxin-3/CCL26 exert differential profibrogenic effects on human lung fibroblasts', Ann Allergy Asthma Immunol, 104: 66-72.

10.
Mor, A. , Afek, A. , Entin-Meer, M. , Keren, G. and George, J. 2013. 'Anti eotaxin-2 antibodies attenuate the initiation and progression of experimental atherosclerosis.', World Journal of Cardiovascular Diseases, 3: 339-46.

11.
Mor, A., M. Segal Salto, A. Katav, N. Barashi, V. Edelshtein, M. Manetti, Y. Levi, J. George, and M. Matucci-Cerinic. 2019. 'Blockade of CCL24 with a monoclonal antibody ameliorates experimental dermal and pulmonary fibrosis', Ann Rheum Dis, 78: 1260-68.

12.
Ponath, P. D., S. Qin, D. J. Ringler, I. Clark-Lewis, J. Wang, N. Kassam, H. Smith, X. Shi, J. A. Gonzalo, W. Newman, J. C. Gutierrez-Ramos, and C. R. Mackay. 1996. 'Cloning of the human eosinophil chemoattractant, eotaxin. Expression, receptor binding, and functional properties suggest a mechanism for the selective recruitment of eosinophils', J Clin Invest, 97: 604-12.

13.
Segal-Salto, M., N. Barashi, A. Katav, V. Edelshtein, A. Aharon, S. Hashmueli, J. George, Y. Maor, M. Pinzani, D. Haberman, A. Hall, S. Friedman, and A. Mor. 2020. 'A blocking monoclonal antibody to CCL24 alleviates liver fibrosis and inflammation in experimental models of liver damage', JHEP Rep, 2: 100064.

14.	Wynn, T. A. 2008. 'Cellular and molecular mechanisms of fibrosis', J Pathol, 214: 199-210.

USE OF PROCEEDS

             We estimate that the net proceeds from this offering will be approximately $8.8 million, assuming a public offering price of $1.52 per ADS and accompanying Warrant, which was the last reported sale price per share of the ADSs on Nasdaq on March 16, 2023, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us

We currently expect to use the net proceeds from this offering for continued clinical development of our product candidates, research activities, and for other general corporate purposes. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Amounts and timing of our actual expenditures will depend upon a number of factors, including our sales, marketing and commercialization efforts, regulatory approval and demand for our product candidates, operating costs, among other factors. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending use of the net proceeds, we intend to invest any proceeds in a variety of capital preservation instruments, including short-term deposits and interest-bearing instruments.

Based on our planned use of the net proceeds from this offering and our existing cash, cash equivalents and short-term bank deposits, we estimate that this financing will enable us to advance our clinical development programs for PSC and SSc. We are likely to need to secure additional financing to complete those programs which are projected to have topline readouts in the second half of 2024. We continue to manage our cash runway and believe additional capital will be available when required. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. In any event, we will require additional funding to complete the clinical development of, and commercialize, our future therapeutic candidates. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term bank deposits, and our capitalization as of December 31, 2022:

•	on an actual basis; and

•
on an as adjusted basis to give effect to the sale of 6,578,947 ADSs in this offering, at an assumed public offering price of $1.52 per ADS and accompanying Warrant, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as-adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to various adjustments. See “Underwriting” below in this prospectus. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus for the fiscal year ended December 31, 2022, and our financial statements and the related notes incorporated by reference into this prospectus.

	As of December 31 , 2022
	(in thousands)(unaudited)
	Actual	As Adjusted

Cash and cash equivalents and short-term bank deposits	$39,970	48,743
Shareholders’ equity
Ordinary Shares, no par value - Authorized: 650,000,000 ordinary shares as of December 31, 2022	—
Issued and outstanding: 232,636,700 ordinary shares issued and outstanding actual; 373,280,480 ordinary shares issued and outstanding as adjusted
Additional paid-in capital	101,260	110,033
Treasury stock at cost	(1,218)	(1,218)
Accumulated deficit	(63,819)	(63,819)
Total shareholders’ equity	$36,223	$44,996
Total liabilities and shareholders’ equity	$43,063	$51,836

The information above is based on 11,049,812 ADSs outstanding as of December 31, 2022, and does not account for the following:

●	1,747,077 ADSs issuable upon the exercise of outstanding options to purchase ADSs, at a weighted average exercise price of $6.60 per ADS;

●
an aggregate of 655,869 ADSs reserved for future issuance under our Share Incentive Plans, as of December 31,2022, as well as any automatic increases in the number of ADSs reserved for future issuance under the 2017 Plan;

●
261,929 ADSs issuable upon the exercise of outstanding warrants to purchase ADSs at a weighted average exercise price of $17.35088 per ADS, which warrants are expected to remain outstanding at the consummation of this offering; and

●	6,578,947 ADSs issuable upon exercise of the Warrants issued in this offering.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriter’s option to purchase additional ADSs or Warrants to cover over-allotments and no exercise of the outstanding options and warrants described above and no exercise of the Warrants issued in this offering.

DILUTION

If you invest in our Securities in this offering, your ownership interest may be diluted to the extent of the difference between the public offering price per ADS and accompanying Warrant and the as adjusted net tangible book value per ADS after this offering. Net tangible book value per ADS is calculated by subtracting our total liabilities from our total tangible assets, which is total assets, and dividing this amount by the number of ADSs outstanding. Our net tangible book value as of December 31, 2022 was approximately $36.2 million, or $3.28 per ADS.

After giving effect to the sale of 6,578,947 ADSs and accompanying Warrants in this offering at an assumed public offering price of $1.52 per ADS and accompanying Warrant, and after deducting commissions and other estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2022 would have been approximately $46.4 million, or $2.49 per ADS. This amount represents an immediate dilution in the net tangible book value of $0.61 per ADS to our existing shareholders and an immediate increase in net tangible book value of $0.97 per ADS to new investors purchasing ADSs in this offering. The following table illustrates this per ADS dilution:

Assumed offering price per ADS and accompanying Warrant			$1.52
Net tangible book value per ADS as of December 31, 2022	$3.28
Net dilution in net tangible book value per ADS attributable to existing shareholders	$(0.73)	$
As adjusted net tangible book value per ADS after this offering			$2.55
Net increase in net tangible book value per ADS to new investors in this offering			$1.03

The table above assumes for illustrative purposes that an aggregate of 6,578,947 ADSs are sold at a price of $1.52 per ADS and accompanying Warrant and for aggregate gross proceeds of approximately $10.0 million.

The information above is based on 11,049,812 ADSs outstanding as of December 31, 2022, and does not account for the following:

●	1,747,077 ADSs issuable upon the exercise of outstanding options to purchase ADSs, at a weighted average exercise price of $6.60 per ADS;

●
an aggregate of 655,869 ADSs reserved for future issuance under our Share Incentive Plans, as of  December 31,2022, as well as any automatic increases in the number of ADSs reserved for future issuance under the 2017 Plan;

●
261,929 ADSs issuable upon the exercise of outstanding warrants to purchase ADSs at a weighted average exercise price of $17.35088 per ADS, which warrants are expected to remain outstanding at the consummation of this offering; and

●	6,578,947 ADSs issuable upon exercise of the Warrants issued in this offering.

To the extent that additional ADSs are issued pursuant to the foregoing, investors purchasing  ADSs in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, you may experience further dilution.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on the ADSs or our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant. In addition, the Companies Law imposes restrictions on our ability to declare and pay dividends. See “Description of Share Capital — Dividend and Liquidation Rights” for additional information. The payment of dividends may be subject to Israeli withholding taxes. See “Material Tax Considerations —Israeli Taxation” for additional information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements. Some of the information contained in this discussion and analysis, particularly with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read “Cautionary Statement Regarding Forward-Looking Statements” and Item 1A “Risk Factors” of our Annual Report on Form 10-K filed on March 20, 2023 for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet needs. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, we developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. We believe CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases.

We have pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in various types of cells, including immune cells, endothelial cells and epithelial cells. We have developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity that modulates the complex interplay of both of these inflammatory and fibrotic mechanisms, which drive abnormal states of fibrosis and clinical fibrotic diseases. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as primary sclerosing cholangitis (“PSC”) and systemic sclerosis (“SSc”) for which patients have no established disease-modifying treatment options. We estimate that there are approximately 77 thousand patients suffering from PSC in the U.S., EU and Japan, representing over a $1 billion market opportunity, and approximately 170 thousand patients suffering from SSc in those same markets, representing over a $1.5 billion market opportunity.

CM-101, our lead clinical product candidate, is a first-in-class humanized monoclonal antibody that attenuates the basic function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. We have demonstrated that CM-101 interferes with the underlying biology of inflammation and fibrosis through a novel and differentiated mechanism of action. Based on these findings, we are actively advancing CM-101 in Phase 2 clinical studies directed toward two distinct clinical indications that include patients with liver or skin, and/or lung fibrosis. We are currently conducting a Phase 2 clinical study in PSC, a rare obstructive and cholestatic liver disease. The study is actively recruiting patients in the U.S., Europe and Israel and is being expanded by adding clinical sites, an additional high dose arm (20mg/kg) as well as an open label extension. We had earlier proposed to add both low and high dose arms to the study but the recent encouraging results reported from our Phase 2 liver fibrosis trial in NASH patients, dosed at 5mg/kg, along with the positive Phase 1b data we previously reported in non-alcoholic fibrotic liver disease (“NAFLD”) patients dosed at 5mg/kg and 2.5mg/kg, are seen as providing us sufficient data on the performance of the lower dose to drop it from the current trial, which is focusing on the 10mg/kg and 20g/kg doses. We believe this change will facilitate timely conduct and completion of the trial. If regulators in the future do not agree that the existing low dose data is sufficient, we always have the option to add a lower dose group as part of the Phase 3 clinical program.

We are also planning to open a Phase 2 clinical trial in SSc around midyear of 2023. The trial in SSc, a rare autoimmune rheumatic disease characterized by fibrosis in the skin and lung and other organs, will focus on establishing biological and clinical proof of concept in this patient population. Although our primary focus is on these two rare indications, as we noted, an additional Phase 2 clinical study in patients with liver fibrosis due to non-alcoholic steatohepatitis (“NASH”) has recently been completed.  This trial provided safety and pharmacokinetic (“PK”) data and was informative in determining whether we will advance the development of our current subcutaneous formulation of CM-101. Additionally, the trial measured a number of biomarkers that may be relevant to the potential activity of CM-101 in other fibro-inflammatory conditions. We recently reported results from this trial, which showed that the trial met its primary endpoint of safety and tolerability, and that CM-101 demonstrated encouraging activity in secondary endpoints that include a range of liver fibrosis biomarkers and physiologic assessments.

Components of Operating Results

Revenues

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from product sales in the near future. If development efforts for our product candidates are successful and result in our receipt of necessary regulatory approvals, or if our development efforts otherwise lead to any commercialized products or additional license agreements with third parties, then we may generate revenue in the future from product sales.

Research and Development Expenses, net

Research and development expenses consist primarily of costs incurred in connection with the development of our product candidates. These expenses include:

•
expenses incurred under agreements with clinical research organizations and contract manufacturing organizations, as well as investigative sites and consultants that conduct our clinical trials, preclinical studies and other scientific development services;

•	manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical and clinical trial materials;

•
employee-related expenses, including salaries, related benefits, travel and share-based compensation expenses for employees engaged in research and development functions, as well as external costs, such as fees paid to outside consultants engaged in such activities;

•	license maintenance fees and milestone fees incurred in connection with various license agreements;

•	costs related to compliance with regulatory requirements; and

•	depreciation and other expenses.

We recognize external development costs based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers.

We do not allocate employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these resources are deployed across multiple programs and, as such, the related costs are not separately classified. We use internal resources primarily to oversee our research, as well as for managing our preclinical development, process development, manufacturing and clinical development activities. Our employees work across multiple programs; therefore, we do not track the related expenses by program.

Research and development activities are fundamental to our business. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. As a result, we expect that our research and development expenses will increase substantially over the next several years as we continue to advance the development of our product candidates. We also expect to incur additional expenses related to milestone and royalty payments payable to third parties with whom we have entered into license agreements.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related benefits, share-based compensation expenses for personnel in executive and administrative functions, insurance and professional fees for legal, consulting, accounting and audit services.

We anticipate that our general and administrative expenses will increase in the future due to increased headcount and professional fees to support our continued research activities and development of our product candidates. We also anticipate that we will continue to incur accounting, audit, legal, regulatory, compliance, director and officer insurance costs, as well as investor and public relations expenses associated with being a public company. Additionally, once we believe that regulatory approval of a product candidate appears likely, we will begin to incur a material increase in payroll and related expenses as a result of preparation for commercial operations, particularly in respect of sales and marketing.

Financing Expenses, Net

Financing expenses, net consist primarily of income or expenses related to revaluation of foreign currencies and interest income on our bank deposits.

Results of Operations

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021
Operating Expenses:	(in thousands)
Research and development	$16,977	$6,334
General and administrative	11,556	6,033
Total operating expenses	28,533	12,367

Financing (income) expense, net	(353)	111
Loss before taxes	28,180	12,478
Taxes on income (benefit)	(534)	-

Net loss	$27,646	$12,478

Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Year ended December 31, 2022 Compared to the Year Ended December 31, 2021

Research and development expenses

Research and development expenses increased by approximately $10.7 million, or 168%, to approximately $17.0 million for the year ended December 31, 2022 compared to approximately $6.3 million for the year ended December 31, 2021. The increase resulted primarily from an increase in headcount and payments to consultants and subcontractors for clinical and pre-clinical activities.

General and administrative expenses

General and administrative expenses increased by approximately $5.6 million, or 92%, to approximately $11.6 million for the year ended December 31, 2022 compared to approximately $6.0 million for the year ended December 31, 2021. This increase was primarily due to increase in headcount and professional fees and insurance expense and share-based compensation.

Financing (income) expense, net

Financing expenses, net, increased by approximately $464 thousand, or 418%, to net income of $353 thousand for the year ended December 31, 2022 compared to a net loss of $111 thousand for the year ended December 31, 2021. Financing expense, net for the year ended December 31, 2022 was primarily related to foreign currency exchange rate differences, offset by interest income on deposits. Financing income, net for 2021 was primarily related to interest income on deposits, offset by foreign currency exchange rate differences.

Taxes on Income

Taxes on income, net, for the year ended December 31, 2022 were $534 thousand. The tax benefit is related to a tax return of Chemomab Therapeutics Inc., a wholly owned subsidiary of the Company, derived by carryback of net operating losses. Chemomab Therapeutics Inc. received $351 thousand in December 2022 on account of previous years and expects to receive the remainder $183 thousand in 2023.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021:

	Year ended December 31,		Increase/(decrease)
	2022	2021	$	%
	(in thousands)
Net cash used in operating activities	$(20,370)	$(12,374)	$(7,996)	65%
Net cash provided by (used in) investing activities	19,533	(45,186)	64,719	(143)%
Net cash provided by (used in) financing activities	(808)	61,074	(61,882)	(101)%
Net increase (decrease) in cash, cash equivalents and restricted cash	$(1,645)	$3,514	$(5,159)	(147)%

Operating activities

Net cash used in operating activities for the year ended December 31, 2022 was approximately $20.4 million and included net loss of $27.6 million, partially offset by net cash used by changes in operating assets and liabilities of approximately $4.0 million and non-cash charges of $3.3 million, which mainly included share-based compensation expenses.

Net cash used in operating activities for the years ended December 31, 2021 was approximately $12.4 million and included net loss of $12.5 million, partially offset by net cash provided by changes in operating assets and liabilities of $1.9 million and non-cash charges of $2.0 million, which mainly included share-based compensation expenses.

Investing activities

Net cash provided by investing activities for the year ended December 31, 2022 was approximately $19.5 million, which was primarily related to investment in short-term deposits offset by purchasing of fixed assets.

Net cash used in investing activities for the year ended December 31, 2021 was $45.2 million, which was primarily related to purchase of fixed assets and investment in bank deposits.

Financing activities

Net cash used in financing activities for the year ended December 31, 2022 was approximately $0.8 million, consisting of $0.3 million of proceeds from the sale of ADSs, $0.1 million of proceeds from the exercise of stock options offset by the repurchase of shares in the amount of $1.2 million.

Net cash provided by financing activities for the year ended December 31, 2021 was $61.1 million, consisting of $58.7 million of proceeds from the sale of ADSs, primarily from the Private Placement (as defined and described below) and issuances under the Sales Agreement with Cantor, and $2.4 million of cash acquired in the Merger.

Funding Requirements

We expect our expenses to increase substantially as we advance the clinical trials of our product candidate. In addition, we expect to continue to incur additional costs associated with operating as a public company.

We believe that our existing cash, cash equivalents and bank deposits will enable us to fund our operating expenses and capital expenditure requirements at least through March 31, 2024. We have based these estimates on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect. If we receive regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution.

Until such time, if ever, that we generate product revenue sufficient to achieve profitability, we expect to finance our cash needs through the sales of our securities and through other outside funding sources. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government and other third-party funding, collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, then we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, then we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market.

Liquidity and Capital Resources

In connection with the Merger, on March 15, 2021, we entered into Securities Purchase Agreements with certain investors, pursuant to which we agreed to sell approximately $45.5 million of the ADSs in a private placement transaction (the “Private Placement”). The Private Placement closed on March 22, 2021, at which time we sold 2,619,270 ADSs together with warrants to purchase up to 261,929 ADSs at an exercise price of $17.35 per ADS. The warrants expire five years from the date of issuance, and, if exercised in full, will provide proceeds of approximately $4.5 million.

On April 30, 2021, we entered into the Sales Agreement with Cantor Fitzgerald & Co. (“Cantor”). Pursuant to the Sales Agreement, we may offer and sell, from time to time,  ADSs having an aggregate offering price of up to $75 million through Cantor (the “ATM Facility”). Sales of  ADSs, if any, under the Sales Agreement will be issued and sold pursuant to our Registration Statement on Form S-3 which was declared effective on May 17, 2021 and will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act.  Pursuant to the Sales Agreement, Cantor has agreed to act as sales agent on a best efforts basis and use commercially reasonable efforts to sell on our behalf all of the ADSs we requested to be sold in accordance with the Sales Agreement, consistent with Cantor’s normal trading and sales practices, on mutually agreed terms.

On April 25, 2022, we filed a prospectus supplement with the SEC for the issuance and sale of up to $18,125,000 of ADSs in connection with the reactivation of the ATM Facility and pursuant to General Instruction I.B.6 of Form S-3, which, subject to certain exceptions, limits the amount of securities we are able to offer and sell under such registration statement during any twelve month period to one-third of our unaffiliated public float.

During the year ended December 31, 2022, we sold 130,505 ADSs at an average price of USD 2.11 per ADS, through the ATM facility, resulting in gross proceeds of $275,000.

As shown in the accompanying consolidated financial statements, we have incurred losses and cash flow deficits from operations since inception, resulting in an accumulated deficit at December 31, 2022 of approximately $64 million. We have financed operations to date primarily through public and private placements of equity securities. We anticipate that we will continue to incur net losses for the foreseeable future. We believe that our existing cash, cash equivalents and bank deposits will be sufficient to fund our projected cash needs only through March 31, 2024. To meet future capital needs we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be available to us on favorable terms or at all. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition.

Current Outlook

We estimate that our current cash resources will allow us to execute our business plans at least through March 31, 2024.

Developing drugs, conducting preclinical and clinical trials, obtaining commercial manufacturing capabilities and commercializing products is expensive, and we will need to raise substantial additional funds to achieve our strategic objectives. We will require significant additional financing in the future to fund our operations, including if and when we progress into clinical trials of our product candidates, obtain regulatory approval for one or more of our product candidates, obtain commercial manufacturing capabilities and commercialize one or more of our product candidates. Our future capital requirements will depend on many factors, including, but not limited to:

•	the progress and costs of our preclinical and clinical trials and other research and development activities;
•	the scope, prioritization and number of our preclinical and clinical trials and other research and development programs;
•	the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our product candidates;
•	the costs of development and expansion of our operational infrastructure;
•	the costs and timing of obtaining regulatory approval for one or more of our product candidates
•	our ability, or that of our collaborators, to achieve development milestones, marketing approval and other events or developments under potential future licensing agreements;
•	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;
•	the costs and timing of securing manufacturing arrangements for clinical or commercial production;
•	the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves;
•	the costs of acquiring or undertaking development and commercialization efforts for any future products, product candidates or technology;
•	the magnitude of our general and administrative expenses; and
•	any additional costs that we may incur under future in- and out-licensing arrangements relating to one or more of our product candidates.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising or by out-licensing and/or co-developing applications of one or more of our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate research or development plans for, or commercialization efforts with respect to, one or more of our product candidates and make the necessary change to our operations to reduce the level of our expenditures in line with available resources.

We are a development-stage company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described in this item.

Critical Accounting Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of our financial statements and related disclosures in accordance with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe that the following accounting estimates are those that include a higher degree of judgment or complexity and are reasonably likely to have a material impact on our financial condition or results of operations and are therefore considered critical accounting estimates.

Share-Based Compensation

We apply Accounting Standard Codification (“ASC”) 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors, including employee options under our option plans based on estimated fair values.

ASC 718-10 requires that we estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The fair value of the award is recognized as an expense over the requisite service periods in our statements of comprehensive loss. We recognize share-based award forfeitures as they occur, rather than estimate by applying a forfeiture rate.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for nonemployee share-based payment transactions by aligning the measurement and classification guidance, with certain exceptions, to that for share-based payment awards to employees. The amendments expand the scope of the accounting standard for share-based payment awards to include share-based payment awards granted to non-employees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance related to equity-based payments to non-employees. We adopted these amendments on January 1, 2019.

We recognize compensation expenses for the fair value of non-employee awards over the requisite service period of each award.

We estimate the fair value of options granted as equity awards using a Black-Scholes options pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). We determine the fair value per share of the underlying stock by taking into consideration our most recent sales of stock, as well as additional factors that we deem relevant. Our board determined the fair value of ordinary shares based on valuations performed using the Option Pricing Method subject to relevant facts and circumstances. We have historically been a private company and lack company-specific historical and implied volatility information of our stock. Expected volatility is estimated based on volatility of similar companies in the biotechnology sector. Historically, we have not paid dividends and have no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Grants to non-employees are based on the contractual term. Changes in the determination of each of the inputs can affect the fair value of the options granted and our results of operations.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Currency Exchange Risk

Our functional currency is the U.S. Dollar. We are exposed to foreign exchange rate risk. We are located in Israel, where part of our general and administrative expenses costs is incurred in New Israeli Shekels. During each of the years ended December 31, 2022 and 2021, we recognized foreign currency transaction loss of $609 thousand and $176 thousand, respectively. These foreign currency transaction gains and losses were recorded in financial expenses. We believe that a 10% change in the exchange rate between the U.S. Dollar and New Israeli Shekel would not have a material impact on our financial position or results of operations.

As we continue to grow our business, our results of operations and cash flows will be subject to fluctuations due to changes in foreign currency exchange rates, which could adversely impact our results of operations. To date, we have not entered into any foreign currency hedging contracts to mitigate our exposure to foreign currency exchange risk.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table and summary below outline the compensation granted to individuals who served in the role of chief executive officer during the previous fiscal year and our three most highly compensated executive officers with respect to the year ended December 31, 2022. For purposes of the table and the summary below, “compensation” includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Dale Pfost	2021	182,557	-	300,000	22,868	505,425
Chief Executive Officer and Chairman (5)	2022	600,000	300,000	1,500,000	75,160	2,475,160

Adi Mor	2021	248,547	167,000	8,000	64,453	488,000
Chief Scientific Officer, Director and Previous Chief Executive Officer (6)	2022	298,470	120,000	-	16,926	435,396

Donald Marvin	2021	88,276	-	102,390	11,590	202,256
Chief Financial Officer, Executive Vice President and Chief Operating Officer (7)	2022	460,000	207,000	660,252	60,397	1,387,649

Sigal Fattal	2021	127,050	122,000	616,000	8,952	874,002
Previous Interim Chief Financial Officer (8)

(1) Salary includes gross base salary.

(2) Bonuses disclosed under row “2021” relate to bonuses accrued in 2021 and paid in 2021 and 2022. Bonuses disclosed under “2022” represent target bonuses for 2022 (the information is not final and based on certain estimates due to the fact that the Company has not yet determined actual bonuses for 2022).

(3) Represents the equity-based compensation expenses recorded in our consolidated financial statements for the years ended December 31, 2021 and 2022, based on the options’ fair value on the grant date, calculated in accordance with applicable accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note 8C to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2022 incorporated by reference in this prospectus.

(4) Represents payments by us of social benefits on behalf of the officer. Such benefits may include, to the extent applicable, payments, contributions and/or allocations for risk insurance (e.g., life, or work disability insurance), payments for social security, vacation, medical insurance and benefits, and other benefits and perquisites consistent with our policies.

(5) Dr. Dale Pfost’s terms of compensation were approved by the Company’s shareholders on October 25, 2021, which includes an annual base salary of $600,000. Dr. Pfost’s compensation data set forth in the above table is pro-rated to reflect time served as the Company’s chief executive officer in 2021.

(6) In addition to her current positions of Chief Scientific Officer and a member of our Board, Dr. Adi Mor previously served as our Chief Executive Officer, and resigned from such role concurrent with the commencement of Dr. Dale Pfost’s service as our Chief Executive Officer on October 25, 2021.

(7) Mr. Donald Marvin’s employment with the Company commenced on November 4, 2021, which include an annual base salary of $460,000. The compensation data set forth in the above table is pro-rated to reflect time served as the Company’s Chief Financial Officer, Executive Vice President and Chief Operating Officer in 2021.

(8)  Ms. Sigal Fattal previously served as our interim Chief Financial Officer, and resigned from such role concurrent with the commencement of Mr. Marvin’s service as our Chief Financial Officer on November 8, 2021.

Outstanding Equity Awards at Fiscal Year-End

The table below outlines the options to purchase ADSs held by our named executive officers outstanding as of December 31, 2022.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercsiable		Option exercise price ($)	Option expiration date
Dale Pfost, Chief Executive Officer and Chairman of the Board	133,977	325,376	(1)	10.05	October 25, 2031

Adi Mor, Chief Scientific Officer, Director and Previous Chief Executive Officer	131,698	-		1.49	March 15, 2028

Donald Marvin, Chief Financial Officer, Executive Vice President and Chief Operating Officer	53,320	143,555	(2)	9.77	November 8, 2031

(1) The options granted to Dr. Pfost vest and become exercisable over a period of four (4) years with one quarter (1/4) of the options vesting on October 25, 2022, the first anniversary of the grant date, and the remainder in equal amounts over the ensuing 36 monthly periods, subject to Dr. Pfost’s continued service.

(2) The options granted to Mr. Marvin vest and become exercisable over a period of four (4) years, with one quarter (1/4) of the options vesting on November 8, 2022, the first anniversary of the grant date, and the remainder in equal amounts over the ensuing 36 monthly periods, subject to Mr. Marvin’s continued service.

Employment Agreements

Employment Agreement with Dr. Dale Pfost, our Chief Executive Officer

On September 1, 2021, the Company’s board of directors approved the appointment of Dr. Dale Pfost as Chief Executive Officer of the Company, and on October 25, 2021, the shareholders of the Company approved the terms of employment of Dr. Pfost, pursuant to an Executive Employment Agreement entered into between Dr. Pfost and Chemomab Therapeutics Inc., the Company’s wholly owned subsidiary. In accordance with terms of Dr. Pfost’s employment agreement, Dr. Pfost receives: (i) an annual base salary of $600,000 (the “Base Salary”); (ii) an initial target annual cash incentive bonus of 50% of the Base Salary and an additional potential bonus of 10% of the Base Salary based on Dr. Pfost’s achievement of certain predetermined goals, which shall be determined at the discretion of the Company’s board of directors; (iii) options to purchase 459,353 ADSs of the Company (the  “Options”), constituting 3.5% of the outstanding and issued ADSs of the Company (on a fully diluted basis) which will vest over a period of four (4) years with one quarter (1/4) of the Options vesting on the first anniversary of the grant date and the remainder in equal amounts over the ensuing 36 monthly periods, unless such options have been cancelled in accordance with the terms and conditions of the 2015 Plan (as defined below); (iv) a one-time signing bonus in an amount of $80,000; (v) a one-time bonus in an amount of $80,000 upon the establishment of a new office in the United State and Dr. Pfost’s domiciling in the location of the new office, which will be payable within 15 days of such domiciling; (vi) 25 days of paid time off (“PTO”) per year, capped at 50 days of accrued PTO; and (vii) certain severance benefits payable in the event that the Company terminates Dr. Pfost’s employment without Cause (as defined in the employment agreement), provided that the total amount of the cash portion of severance benefits will not exceed two hundred percent (200%) of Dr. Pfost’s annual base salary at the rate in effect on the date of termination.

Additionally, in the event of termination of Dr. Pfost’s employment without Cause (as defined therein) as the result of a merger or sale of all or substantially all of the Company’s capital stock or assets, (i.e. a change in control of the Company), vesting of all unvested Options will accelerate and all unvested Options will immediately vest and become exercisable. Furthermore, in the event of termination of Dr. Pfost’s employment without Cause, other than as a result of a merger or sale of all or substantially all of the Company’s capital stock or assets (i.e. a change in control of the Company) or if Dr. Pfost terminates his employment for Good Reason (as defined in the employment agreement): (a) any time-based Options then outstanding and due to vest on the twelve (12) month anniversary of Dr. Pfost’s employment commencement date will accelerate and become exercisable if Dr. Pfost has been employed by the Company at such time for six (6) months or more but less than twelve (12) months; and (b) all time-based Options then outstanding will accelerate and become exercisable if Dr. Pfost has been employed by the Company at such time for twelve (12) months or longer.

The foregoing description of Dr. Pfost’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.9 hereto.

Employment Agreement with Dr. Adi Mor, our Chief Scientific Officer (and former Chief Executive Officer)

Dr. Adi Mor provides services to the Company pursuant to the terms of a consulting agreement among Dr. Mor, an Israeli company co-owned by Dr. Mor, and the Subsidiary, dated April 18, 2022 (the “Consulting Agreement”).  Pursuant to the terms of the Consulting Agreement, Dr. Mor is entitled to a gross monthly payment, an annual performance bonus, subject to her meeting certain performance milestones, as to be determined by our board of directors on an annual basis, and certain other benefits.  Dr. Mor’s current monthly payment and annual performance bonus target were set and approved by the Company’s shareholders as described below.  In addition, Dr. Mor is entitled to other benefits that are provided for by Israeli law or that are customary for senior executives in Israel, including reimbursement for reasonable expenses incurred in connection with her services and payment for variable and fixed costs of a car. The Consulting Agreement is terminable by either party upon 60 days prior written notice, and contains customary provisions regarding noncompetition, confidentiality of information, and assignment of inventions.

As required under Israeli law, the terms of Dr. Mor’s Consulting Agreement with the Subsidiary were approved by the board of directors and presented to the shareholders for approval.  At the annual meeting of our shareholders that took place on June 7, 2022, our shareholders approved for following terms of employment for Dr. Mor: (a) an increase to her base gross monthly salary from 67,500 NIS (approximately $21,090) (plus social benefits) to 74,250 NIS (approximately $23,200), (plus social benefits) which represents an increase of 6,750 NIS (approximately $2,110), effective as of March 7, 2022; (b) an increase in her 2021 gross annual bonus from $100,000 to $110,250, an increase of approximately 10%; and (c) an increase in her annual gross target bonus opportunity from $100,000 to 45% of Dr. Mor’s annual gross payment, effective as of January 1, 2022.  In lieu of the monthly salary payment of 74,250 NIS (plus social benefits), as approved by the shareholders, Dr. Mor receives the equivalent amount in the form of a monthly payment equal to 98,730 NIS under the Consulting Agreement.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the consulting agreement, a copy of which is filed as Exhibit 10.11 hereto.

Employment Agreement with Mr. Donald Marvin, our Chief Financial Officer, Executive Vice President and Chief Operating Officer

On November 8, 2021, Chemomab Therapeutics Inc. entered into an Executive Employment Agreement with Mr. Donald Marvin. In accordance with his employment agreement, Mr. Marvin receives an annual base salary of $460,000, and is a part of the Company’s bonus program with a yearly bonus potential of 45% of his base annual base salary, which bonus will be based on the achievement of mutually agreeable objectives to be determined by Mr. Marvin and the Chief Executive Officer of the Company. Additionally, in accordance with his employment agreement, Mr. Marvin received (i) 1.5% of the outstanding equity of the Company, which exercise price is based on the average of the ADS market value over the 30 calendar days preceding November 8, 2021, and vesting over four years, (ii) an additional 0.5% of the outstanding equity of the Company for the achievement of strategic goals as agreed upon with the Compensation Committee and approved by the Board of Directors, (iii) a $25,000 signing bonus, and (iv) a 12-month initial severance package, which will increase by one month every two years that Mr. Marvin is employed by the Company, provided however that such amount does not exceed 18 months.

Additionally, in the event of termination of Mr. Marvin’s employment without Cause as the result of a merger or sale of all or substantially all of the Company’s capital stock or assets, (i.e. a change in control of the Company), vesting of all unvested Options will accelerate and all unvested Options will immediately vest and become exercisable. Furthermore, in the event of termination of Mr. Marvin’s employment without Cause, other than as a result of a merger or sale of all or substantially all of the Company’s capital stock or assets (i.e. a change in control of the Company) or if Mr. Marvin terminates his employment for Good Reason (as defined in the employment agreement): (a) any time-based Options then outstanding and due to vest on the twelve (12) month anniversary of Mr. Marvin’s employment commencement date will accelerate and become exercisable if Mr. Marvin has been employed by the Company at such time for six (6) months or more but less than twelve (12) months; and (b) all time-based Options due to vest on or before December 31 of the year in which termination occurs then outstanding will accelerate and become exercisable if Mr. Marvin has been employed by the Company at such time for twelve (12) months or longer.

The foregoing description of Mr. Marvin’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.10 hereto.

Director Compensation Table

The table below outlines compensation earned by our non-executive directors for the fiscal year ended December 31, 2022, including fees earned in cash and options awarded for services provided as a director:

Name	Fees earned or paid in cash ($)	Option awards ($)		Total ($)
Nissim Darvish	47,000	76,000	(1)	123,000
Jill Quigley	23,000	15,000	(2)	38,000
Alan Moses	43,000	76,000	(3)	119,000
Claude Nicaise	47,000	76,000	(4)	123,000
Neil Cohen	47,000	76,000	(5)	123,000

(1) (i) 11,884 of the options granted to Dr. Darvish vest and become exercisable in equal monthly installments over a 36 month period commencing on March 16, 2021, and (ii) 6,820 options vest and become exercisable on March 16, 2023, subject to Dr. Darvish’s continued service. Additional 10,123 options have fully vested.

(2) The options granted to Ms. Quigley vest and become exercisable in equal monthly installments over a 36 month period commencing on June 16, 2022, subject to Ms. Quigley’s continued service.

(3)  (i) 11,884 of the options granted to Dr. Moses vest and become in equal monthly installments over a 36 month period commencing on March 16, 2021, and (ii) 6,820 of the options granted to Dr. Moses vest and become exercisable on March 16, 2023, subject to Dr. Moses’ continued service.

(4) (i) 11,884 of the options granted to Dr. Nicaise vest and become in equal monthly installments over a 36 month period commencing on March 16, 2021, and (ii) 6,820 of the options granted to Dr. Nicaise vest and become exercisable on March 16, 2023, subject to Dr. Nicaise's continued service.

(5) (i) 11,884 of the options granted to Mr. Cohen vest and become exercisable in equal monthly installments over a 36 month period commencing on March 16, 2021, (ii) 6,820 options vest and become exercisable on March 16, 2023, and (iii) 688 options vest and become exercisable over a period of three (3) years with one quarter (1/4) of the options vesting on July 16, 2021, the first anniversary of the grant date, and the remainder in equal amounts over the ensuing 24 monthly periods commencing on October 16, 2021, subject to Mr. Cohen’s continued service.

Director Compensation

We have adopted a Compensation Policy regarding the terms of office and employment of its “office holders” (as defined in the Israeli Companies Law, 5759-1999), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance and other benefits. Chemomab compensates its directors and senior management team in accordance with the recommendation of its compensation committee and, generally, subject to the approval of our Board and shareholders. That compensation will generally need to be consistent with the terms of our Compensation Policy, which will require periodic approval, in accordance with the requirements of the Companies Law.

In addition to the Compensation Policy, on March 15, 2021, our shareholders approved certain actual compensation terms applicable to our current and future directors (the “Director Compensation Package”), pursuant to which (and among other terms) (i) our non-employee directors are entitled to receive an annual option grant of up to 0.05% of the Company’s share capital on a fully diluted basis, (ii) the chairman of our Board is entitled to receive an annual option grant of up to 0.2% of the Company’s share capital on a fully diluted basis and (iii) our non-employee directors are entitled to receive an annual cash fee of $35,000. The Director Compensation Policy implements terms for actual equity compensation that will be granted to directors on a regular basis and determines the annual cash fee that may be paid to non-employee directors. In accordance with the Companies Law, equity grants to our directors that are within the limitations of the Director Compensation Package require the approval of our compensation committee and Board, but not our shareholders, while any contemplated compensation made in excess of the Director Compensation Package will require the approval of our shareholders. Furthermore, any such compensation, including the annual cash fee payable to our non-employee directors, must be limited to the framework of the Director Compensation Package.

Outstanding Equity Awards at Fiscal Year End

The table below outlines options to purchase ADSs held by our non-employee directors outstanding as of December 31, 2022.

	Option awards
Name	Number of ADSs underlying unexercised options (#) exercisable	Number of ADSs underlying unexercised options (#) unexercsiable	Option exercise price ($)	Option expiration date
Nissim Darvish	10,123	-	0.80	October 27, 2026
Nissim Darvish	6,932	4,952	27.26	April 19, 2031
Nissim Darvish	-	6,820	3.53	March 7, 2032

Alan Moses	6,932	4,952	27.26	April 19, 2031
Alan Moses	-	6,820	3.53	March 7, 2032

Claude Nicaise	6,932	4,952	27.26	April 19, 2031
Claude Nicaise	-	6,820	3.53	March 7, 2032

Neil Cohen	515	173	13.20	July 16, 2030
Neil Cohen	6,932	4,952	27.26	April 19, 2031
Neil Cohen	-	6,820	3.53	March 7, 2032

Jill Quigley	2,273	11,367	3.25	June 16, 2032

Equity Incentive Plans

We maintain (i) the 2011 Share Option Plan (the “2011 Plan”), (ii) the 2017 Plan and (iii) the 2015 Plan, which was assumed by our company from the Subsidiary upon the effectiveness of the Merger. At that time, outstanding options under the 2015 Plan became exercisable for such number of ADSs of our company (formerly known as Anchiano Therapeutics Ltd.) as was determined based on the exchange ratio in the Merger Agreement, with a reciprocal adjustment to exercise price. As of December 31, 2022, a total of 1,422,153 of ADSs were reserved for issuance under the 2015 Plan, of which 172,276 ADSs had been issued pursuant to previous exercises options, and 1,173,037 ADSs were issuable under outstanding options. Of such outstanding options, options to purchase 620,036 ADSs had vested and were exercisable as of that date, with a weighted average exercise price of $5.96 per ADS.

As of December 31, 2022, a total of 625,581 of ADSs were reserved for issuance under the 2017 Plan, of which 586,540 ADSs were issuable under outstanding options. Of such outstanding options, options to purchase 21,377 ADSs had vested and were exercisable as of that date, with a weighted average exercise price of $6.98 per ADS. No ADSs had been issued pursuant to previous exercises options.

2011 Plan

On December 19, 2011, our board of directors adopted the 2011 Plan to allocate options to purchase our ordinary shares to our directors, officers, employees and consultants, and those of our affiliated companies (as such term is defined under the 2011 Plan), or the Grantees. The 2011 Plan is administered by our board of directors or a committee that was designated by our board of directors for such purpose (the “Administrator”).

Under the 2011 Plan, we may grant options to purchase ordinary shares (“Options”), under four tracks: (i) Approved 102 capital gains Options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the Israeli Income Tax Ordinance (“ITO”), and granted under the tax track set forth in Section 102(b)(2) of the ITO, or the Approved 102 Capital Gains Options. The holding period under this tax track is 24 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO, or any applicable tax ruling or guidelines; (ii) Approved 102 Earned Income Options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO, or the Approved 102 Earned Income Options. The holding period under this tax track is 12 months from the date of allocation of Options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 Options (the Options will not be allocated through a trustee and will not be subject to a holding period), or the Unapproved 102 Options; and (iv) 3(i) Options (the Options will not be subject to a holding period). These Options shall be subject to taxation pursuant to Section 3(i) of the ITO, or Section 3(i).

Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to our employees and directors and the grant of Options under Section 3(i) can be granted to our consultants and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a “relative,” (i) the right to at least 10% of the company’s issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company’s issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company’s profits; or (iv) the right to appoint a company’s director). Grantees who are not Israeli residents may be granted options that are subject to the applicable tax laws in their respective jurisdictions.

We determine, in our sole discretion, under which of the first three tax tracks above the Options are granted and we notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) Options.

The number of ordinary shares authorized to be issued under the 2011 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), or issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded up to the closest number of ordinary shares.

Unless otherwise determined by the Administrator, the exercise price of an Option granted under the 2011 Plan will be the average of the market price of the Company’s ordinary shares during the 22 business days prior to the date on which our board of directors authorized the grant of Options; provided, however, that such exercise price cannot be lower than the market price at the close of the trading day at which it was granted by our board of directors. The exercise price will be specified in the grant letter every Grantee received from us in which the Grantee notifies of the decision to grant him/her Options under the 2011 Plan.

Unless otherwise determined by the Administrator, the Options granted under the 2011 Plan will become vested and may be exercised in 16 equal portions of 6.25% of the total number of Options, at the end of each quarter following the day the Options were granted. Unless otherwise determined by our board of directors, the Options may be exercised for ten years following the date of grant, unless terminated earlier, and as long as the Grantee is employed by the Company (or by an affiliated company), or provides service to the Company (or an affiliated company).

The Administrator may, in its absolute discretion, accelerate the time at which Options granted under the 2011 Plan or any portion of which will vest.

Unless otherwise determined by the Administrator, in the event that the Grantee’s employment was terminated, not for Cause (as defined in the 2011 Plan), the Grantee may exercise that portion of the Options that had vested as of the date of such termination until the end of the specified term in the grant letter or the 2011 Plan. The portion of the Options that had not vested at such date, will be forfeited and can be re-granted according to the terms of the 2011 Plan.

2015 Plan

In November 2015, the Subsidiary’s board of directors adopted, and its shareholders subsequently approved, the 2015 Plan. The 2015 Plan provides for the grant of options, restricted shares, restricted share units and other share-based awards to the Subsidiary’s (following the Merger, the Company’s) and its subsidiaries’ and affiliates’ directors, employees, officers, consultants, advisors, and any other person whose services are considered valuable to Chemomab or its affiliates. Any such grants are intended to incentivize the foregoing persons to continue as service providers, to increase their efforts on Chemomab’s behalf or on behalf of its subsidiaries or affiliates, and to promote the success of its business.

The 2015 Plan is administered by Chemomab’s board of directors or by a committee designated by the board of directors, which determines, subject to Israeli law, the grantees of awards and the terms of the grant, including, exercise prices, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2015 Plan. The 2015 Plan enables Chemomab to issue awards under various tax regimes, including, without limitation, pursuant to Section 102 of the Israeli Income Tax Ordinance, or the Ordinance, and under Section 3(i) of the Ordinance and Section 422 of the United States Internal Revenue Code of 1986, as amended, or the Code.

The 2015 Plan provides that options granted to Chemomab’s employees, directors and officers who are not controlling shareholders and who are considered Israeli residents are intended to qualify for special tax treatment under the “capital gain track” provisions of Section 102(b) of the Ordinance. Chemomab’s Israeli non-employee service providers and controlling shareholders may only be granted options under Section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Options granted under the 2015 Plan to U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified. The exercise price for “incentive stock options” must not be less than the fair market value on the date on which an option is granted, or 110% of the fair market value if the option holder holds more than 10% of Chemomab’s share capital.

Options and other awards granted under the 2015 Plan generally vest over four years commencing on the date of grant, such that 25% vests on the first anniversary of the date of grant and an additional 6.25% vests at the end of each subsequent calendar quarter over the course of the next three years, provided that the participant remains continuously employed or engaged by Chemomab.

Options, other than certain incentive share options, that are not exercised within ten years from the grant date expire, unless otherwise determined by Chemomab’s board of directors or its designated committee, as applicable. Share options that qualify as “incentive stock options” and are granted to a person holding more than 10% of Chemomab’s voting power will expire within five years from the date of the grant. In the event of the death of a grantee while employed by or performing service for Chemomab or its subsidiary or within three months after the date of the employee’s termination, or the termination of a grantee’s employment or services for reasons of disability, the grantee, or in the case of death, his or her legal successor, may exercise options or other awards that have vested prior to termination within a period of one year from the date of disability or death. If Chemomab terminates a grantee’s employment or service for cause, all of the grantee’s vested and unvested options or other awards will expire on the date of termination. If a grantee’s employment or service is terminated for any other reason, the grantee may generally exercise his or her vested options or other award within three months of the date of termination. Any expired or unvested options return to the pool and become available for reissuance. From time to time, Chemomab may consider issuing options with slightly different terms or accelerating, extending or otherwise modifying options in accordance with applicable law and regulation and the terms of the 2015 Plan.

In the event of a merger or consolidation of Chemomab, or a sale of all, or substantially all, of Chemomab’s shares or assets or other transaction having a similar effect on Chemomab, then without the consent of the option holder, Chemomab’s board of directors or its designated committee, as applicable, may, but is not required, to (i) cause any outstanding award to be assumed or an equivalent award to be substituted by such successor corporation, or (ii) in case the successor corporation does not assume or substitute the award (a) provide the grantee with the option to exercise the award as to all or part of the shares or (b) cancel the options and pay in cash an amount determined by the board of directors or the committee as fair in the circumstances. Notwithstanding the foregoing, Chemomab’s board of directors or its designated committee may upon such event amend, modify or terminate the terms of any award, including conferring the right to purchase any other security or asset that the board of directors or the committee shall deem, in good faith, appropriate.

The 2015 plan was assumed by our company from the Subsidiary upon the effectiveness of the Merger.

2017 Plan

On February 22, 2017, our board of directors adopted the 2017 Plan to allocate a variety of share-based awards to our directors, officers, employees, consultants, advisors and service providers, and those of our affiliates (companies that control us, are controlled by us or are under common control with us) (the “Participants”). The 2017 Plan is currently administered by our board of directors, and may be administered by a committee designated by our board of directors for such purpose.

Under the 2017 Plan, we may grant options to purchase ordinary shares or ADSs, restricted shares or ADSs, restricted share units and other awards based on our ordinary shares, all of which are referred to as Awards. We may grant Awards under the same four tracks as described above with respect to the 2011 Plan, subject to the same conditions as apply for the 2011 Plan. In addition, we may grant incentive stock options and nonqualified stock options to Participants who are residents of the United States, and we may grant awards to Participants who are residents of other countries that comply with the laws of those jurisdictions.

The number of ordinary shares authorized to be issued under the 2017 Plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), issuance of rights to purchase ordinary shares or payment of a dividend. We will not allocate fractions of ordinary shares and the number of ordinary shares shall be rounded down to the closest number of ordinary shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 16, 2023, regarding beneficial ownership of our ordinary shares represented by ADSs:

•	each person who is known by us to own beneficially more than 5% of our ordinary shares;
•	each director;
•	each executive officer; and
•	all of our directors and executive officers collectively.

The percentages of ordinary shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Unless otherwise noted, the address of each director and current and former executive officer of Chemomab is Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002.

NAME OF BENEFICIAL OWNER	Total Beneficial Ownership (ADSs)	Percentage of ADSs Beneficially Owned†
5% and Greater Shareholders
OrbiMed Israel (1)	2,270,091	20.5%
The Centillion Fund(2)	661,370	6.0%
Rivendell Investments 2017-9(3)	1,131,563	10.2%
Kobi George(4)	747,445	6.7%
Apeiron Group(5)	770,388	6.9%
Directors and Executive Officers
Dale Pfost (6)	174,757	1.6%
Donald Marvin (7)	75,828	* %
Adi Mor (8)	747,445	6.7%
Neil Cohen (9)	25,702	*
Nissim Darvish (10)	26,395	*
Alan Moses (11)	15,072	*
Claude Nicaise (12)	15,072	*
Jill Quigley (13)	3,788	*
Matthew Frankel	-	-
All current executive officers and directors as a group (9 persons)	1,084,059	9.40%

† Percentage ownership based on 11,049,812 ADSs outstanding as of March 16, 2023
* Less than one percent (1%)

(1)
Pursuant to a Schedule 13D/A filed with the SEC by OrbiMed Israel BioFund GP Limited Partnership (“OrbiMed BioFund”) and OrbiMed Israel GP Ltd. (“OrbiMed GP”, and together with OrbiMed BioFund, “OrbiMed Israel”) on January 5, 2023, such amount consists of (i) 2,241,274 ADSs and (ii) 28,817 ADSs issuable upon the exercise of warrants to purchase ADSs. OrbiMed GP, a company that acts as general partner of certain limited partnerships, is the general partner of OrbiMed BioFund, which is the general partner of OrbiMed Israel Partners Limited Partnership, which is the entity that holds the foregoing securities. The address of OrbiMed Israel is 89 Medinat HaYehudim St., Build E, 11th Floor, Herzliya 46766 Israel.

(2)	The address of Centillion Fund, Inc. is 10 Manoel Street, Castries, Saint Lucia.

(3)
Represents 1,108,509 ADSs, representing 22,170,180 ordinary shares, held by Rivendell Investments 2017-9 LLC, or Rivendell, as reported by Rivendell on Schedule 13G filed with the SEC on March 26, 2021, and 23,054 ADSs, representing 461,080 Ordinary Shares, issuable upon the exercise of warrants. Rivendell is the shareholder of record. Peter Thiel is the beneficial owner of Rivendell and has sole voting and investment power over the securities held by Rivendell. The address of Rivendell is 1209 Orange Street, Wilmington, Delaware 19801.

(4)
Consists of (i) 257,247 ADSs owned directly by Dr. George, (ii) 324,775 ADSs owned by Dr. Adi Mor (Dr. George’s spouse), (iii) 33,725 options to purchase 33,725 ADSs issued directly to Dr. George, issuable upon the exercise of options, and (iv) 131,698 options to purchase 131,698 ADSs, issued to Dr. Mor, (Dr. George’s spouse), as reported by Dr. Adi Mor on Schedule 13D/A filed with the SEC on November 17, 2022.

(5)
The Apeiron Group consists of (i) Apeiron SICAV Ltd. - Presight Capital Fund One, of which owns 438,993 ADSs, (ii) Apeiron Presight Capital Fund II, LP, of which owns 288,170 ADSs and 28,817 ADSs issuable upon the exercise of warrants and (iii) Apeiron Investment Group Ltd., of which owns 14,408 ADSs issuable upon the exercise of warrants. Each of Fabian Hansen and Christian Angermayer may be deemed to share voting and investment power with respect to the ADSs held by the Apeiron Group.

(6)	Includes 2,500 ADSs and 172,257 ADSs issuable upon the exercise of options within 60 days of the date hereof as reported by Dr. Dale Pfost on Form 4 filed with the SEC on March 15, 2022.

(7)	Includes 2,000 ADSs and 73,828 ADSs issuable upon the exercise of options within 60 days of the date hereof as reported by Mr. Donald Marvin on Form 4 filed with the SEC on June 21, 2022.

(8)
Consists of (i) 324,775 ADSs owned directly by Dr. Mor, (ii) 257,247 ADSs owned by Dr. George, (Dr. Mor’s spouse), (iii) 131,698 ADSs issued to Dr. Mor, issuable upon the exercise of options within 60 days of the date hereof, and (iv) 33,725 options to purchase 33,725 ADSs issued to Dr. George, (Dr. Mor’s spouse) issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Adi Mor on Schedule 13D/A filed with the SEC on November 17, 2022.

(9)	Includes 10,000 ADSs, and 15,702 ADSs issuable upon the exercise of options within 60 days of the date hereof, as reported by Mr. Neil Cohen on Form 4 filed with the SEC on November 11, 2022.

(10)	Includes 1,200 ADSs, and 25,195 ADSs issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Nissim Darvish on Form 4 filed with the SEC on March 14, 2022.

(11)	Represents 15,072 ADSs issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Alan Moses on Form 4 filed with the SEC on March 9, 2022.

(12)	Represents 15,072 ADSs issuable upon the exercise of options within 60 days of the date hereof, as reported by Dr. Claude Nicaise on Form 4 filed with the SEC on March 9, 2022.

(13)	Represents 3,788 ADSs issuable upon the exercise of options within 60 days of the date hereof, as reported by Ms. Jill Quigley on Form 4 filed with the SEC on June 16, 2022.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our amended and restated articles of association are summaries and are qualified by reference to our amended and restated articles of association, a copy of which is filed as Exhibit 3.1 hereto.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-4672625. Our affairs are governed by our amended and restated articles of association, applicable Israeli law and the Companies Law. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful act or activity.

Voting Rights

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under our amended and restated articles of association, our board of directors must consist of not less than three (3) but no more than eleven (11) directors. Pursuant to our amended and restated articles of association, each of our directors will be appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a majority of the voting power represented at the general meeting in person or by proxy and voting on the election of directors, provided that if the number of such nominees exceeds the number of directors to be elected, then as among such nominees the election shall be by a plurality of the votes cast. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and shall serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association. In addition, our amended and restated articles of association provide that vacancies on our board of directors may be filled by a vote of a simple majority of directors then in office. Any director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our amended and restated articles of association, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, have been, or will be, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of the shareholders may request that the board of directors include a matter in the agenda of a general meeting of the shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our amended and restated articles of association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to our amended and restated articles of association;

•	appointment, terms of service or and termination of service of our auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 33⅓% of the total outstanding voting rights, provided, however, that with respect to any general meeting that was convened pursuant to a resolution adopted by the board of directors and which at the time of such general meeting we qualify as a “foreign private issuer,” the requisite quorum shall consist of two or more shareholders present in person or by proxy who hold or represent between them at least 25% of the total outstanding voting rights. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our amended and restated articles of association. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management—Compensation Committee—Compensation Policy under the Companies Law.” Under our amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than ordinary shares) requires the approval of a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to a majority of all classes of shares voting together as a single class at a shareholder meeting.

Under our amended and restated articles of association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). In general, if (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that, subject to certain exceptions, an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. in general, a special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial condition of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the surviving company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, no preferred shares are authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and our amended articles of association, as described above in “—Shareholder Meetings.” In addition, as disclosed under “—Election of Directors,” we have a classified board structure, which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain immediate control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

Our amended and restated articles of association provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and/or the Exchange Act. Our amended and restated articles of association also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares and ADSs is Computershare. Its address is 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, and its telephone number is (212) 805-7100.

Listing

The ADSs are listed on Nasdaq under the symbol “CMMB.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

Each unit consists of one ADS and a warrant to purchase one ADS at an exercise price equal to $1.52. The ADSs and Warrants may be transferred separately immediately upon issuance. This prospectus also relates to the offering of ADSs issuable upon exercise, if any, of the Warrants issued in this offering.

Pre-funded Units

We are offering the Pre-funded Units at a price equal to the price per Unit, minus $0.001, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.001 per ADS. Each Pre-Funded Unit consists of one Pre-Funded Warrant to purchase one ADS and one Warrant to purchase one ADS. The Pre-Funded Warrants and Warrants may be transferred separately immediately upon issuance. This prospectus also relates to the offering of ADSs issuable upon exercise, if any, of the Pre-funded Warrants issued in this offering.

ADSs

The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS represents twenty (20) ordinary shares (or a right to receive twenty (20) ordinary shares). Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares the ADSs represent.

Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of our ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.   The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal of the ordinary shares at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other securities. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender the ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of our ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert foreign currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as an agent, fiduciary or broker on behalf of any other person and earns revenue, including, without limitation, fees and spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be most favorable to ADS holders, subject to its obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow you to withdraw the deposited securities represented by the ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange within a reasonable time;

•	the depositary has reason to believe that the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act.

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; Limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person; and

•
the depositary has no duty to make any determinations or provide any information as to our status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit reduced rate of withholdings or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying the ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•
when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

Warrants

The following summary of certain terms and provisions of Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price. Each Warrant offered hereby has an assumed initial exercise price per share equal to $1.52, which is the assumed offering price of the ADSs in this offering. The Warrants will be immediately exercisable and will have a term of five (5) years.  The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, recapitalizations or similar events affecting our ordinary shares and the exercise price.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding ordinary shares immediately after exercise. No fractional ADSs will be issued in connection with the exercise of a Warrant. In lieu of fractional ADSs, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole ADS.

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the ADS underlying the Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Warrants determined according to a formula set forth in the Warrants.

Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the Warrants on Nasdaq or any other national securities exchange or nationally recognized trading system. The ADSs issuable upon exercise of the Warrants are currently listed on Nasdaq.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of ADSs, the holders of the Warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their Warrants and receive the ordinary shares underlying the Warrant ADSs from our depositary.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding ordinary shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction (without regard to any beneficial ownership limitations, as described above).

Share Combination Event Adjustment. If at any time and from time to time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the Ordinary Shares (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the lowest daily volume weighted average price during the 5 consecutive trading days commencing on the Share Combination Event Date (the “Event Market Price”) (provided if the Share Combination Event is effective after close of Trading on the primary trading market, then commencing on the next Trading Day which period shall be the “Share Combination Adjustment Period”) is less than the exercise price then in effect (after giving effect to the adjustment in the Warrant upon a stock dividend, stock split or similar transaction), then at the close of trading on the primary trading market on the last day of the Share Combination Adjustment Period, the exercise price then in effect on such 5th trading Day shall be reduced (but in no event increased) to the Event Market Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate exercise Price payable hereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price on the date of issuance. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the exercise price hereunder, no adjustment shall be made, and if the Warrant is exercised, on any given exercise date during the Share Combination Adjustment Period, solely with respect to such portion of the Warrant exercised on such applicable exercise date, such applicable Share Combination Adjustment Period shall be deemed to have ended on, and included, the trading day immediately prior to such exercise date and the Event Market Price on such applicable exercise date will be the lowest daily volume weighted average price of the Ordinary Shares immediately prior to the Share Combination Event Date and ending on, and including the Trading Day immediately prior to such exercise date.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants included in the Pre-Funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants.

The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Ordinary Shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of ADSs which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price. Each Pre-Funded Warrant included in a Pre-Funded Unit offered hereby has an initial exercise price per ADS equal to $0.001. Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price.

Exercisability. The Pre-Funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-Funded Warrants included in the Pre-Funded units in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive ADSs underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares (or, at the election of the purchaser, 9.99%), except that upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of our outstanding Ordinary Shares. No fractional ADSs will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we may, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the Pre-Funded Warrant or round up to the next whole ADS.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ADSs determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, nor do we have any obligation to do so.

Right as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of the ADSs or Ordinary Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of the ADSs or Ordinary Shares, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. If, at any time while the Pre-Funded Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Ordinary Shares (including any Ordinary Shares underlying ADSs)  are permitted to sell, tender or exchange their Ordinary Shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding Ordinary Shares or 50% or more of the voting power of the common equity of the Company  (including any Ordinary Shares underlying ADSs), (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our Ordinary Shares or any compulsory share exchange pursuant to which our Ordinary Shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding Ordinary Shares (including any Ordinary Shares underlying ADSs) or 50% or more of the voting power of the common equity of the Company, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Pre-Funded Warrants, a holder thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of the Pre-funded Warrant, and any additional consideration payable as part of the Fundamental Transaction.

MATERIAL TAX CONSIDERATIONS

The following is a brief summary of certain material tax consequences concerning the ownership and disposition of our securities by purchasers or holders of our securities. Because parts of this discussion are based on new or existing tax or other legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will be accepted by the tax or other authorities in question. The summary below does not address all of the tax consequences that may be relevant to all purchasers or holders of our securities in light of each purchaser’s or holder’s particular circumstances and specific tax treatment. For example, the summary below does not address the tax treatment of residents of Israel and traders in securities who are subject to special tax regimes. As individual circumstances may differ, holders of our securities should consult their own tax advisors as to United States, Israeli or other tax consequences of the purchase, ownership and disposition of our securities. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the accuracy of the tax consequences described below. This discussion is not intended, nor should it be construed, as legal or professional tax advice and it is not exhaustive of all possible tax considerations. Each investor should consult his or her own tax or legal advisor.

Israeli Taxation

Taxation of Capital Gains Applicable to Non-Israeli Shareholders

The Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Tax Ordinance”) generally imposes a capital gains tax on the sale of capital assets by non-Israeli tax residents if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, including securities traded on the Tel Aviv Stock Exchange (the “TASE”), on a recognized stock exchange outside Israel (such as Nasdaq) or on a regulated market (which includes a system through which securities are traded pursuant to rules prescribed by the competent authority in the relevant jurisdiction) in or outside Israel, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The Tax Ordinance distinguishes between real capital gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s tax basis attributable to an increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary surplus is not currently subject to tax in Israel. The real capital gain is the excess of the total capital gain over the inflationary surplus. The capital gains tax rate applicable to individuals upon the sale of such securities is 25%, or 30% with respect to an individual who meets the definition of a ‘Substantial Shareholder’ on the date of the sale of the securities or at any time during the 12 month-period preceding such date (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). A ‘Substantial Shareholder’ is defined as a person who, either alone or together with another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of a company (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director). With respect to corporate investors, the capital gains tax rate is equal to the corporate tax rate (23% in 2023).

Notwithstanding the foregoing, dealers in securities in Israel whose gains from selling or otherwise disposing of the shares or ADSs are deemed to be business income are taxed at regular tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 47% for an individual in 2023, excluding excess tax as discussed below) unless contrary provisions in a relevant tax treaty applies.

Generally, a non-Israeli resident (whether an individual or a corporation) who derives capital gains from the sale of shares or ADSs in an Israeli resident company purchased upon or after the registration of the shares on the TASE or on a regulated market outside of Israel (such as Nasdaq) may be generally be exempt from Israeli capital gains tax, provided, among other things, that the capital gain derived from the sale  of shares or ADSs was not attributed to a permanent establishment that the non-Israeli tax resident investor maintains in Israel.

However, non-Israeli resident “body of persons” (as defined under the Tax Ordinance, which includes corporate entities, partnerships and other entities) will not be entitled to the foregoing exemption if Israeli residents, whether directly or indirectly: (i) hold more than 25% of any of the means of control in such non-Israeli entity or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli entity, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares or ADSs are deemed to be business income. In addition, a sale of shares by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty.

In addition, persons paying consideration for shares or ADSs, including purchasers of shares or ADSs, Israeli securities dealers effecting a transaction, or a financial institution through which securities being sold are held, are generally required to withhold Israeli tax at source upon the sale of publicly traded securities at a rate of 25% for individuals and at the corporate tax rate (23% in 2023) for corporations, regardless of whether such holder is liable for or exempt from Israeli capital gains tax on such sale. Holders may be required to demonstrate that they are exempt from tax on their capital gains by providing a valid certificate from the Israel Tax Authority allowing for an exemption from withholding tax at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from securityholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as a non-Israeli resident for tax purposes, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold Israeli taxes at source.

Income Taxes on Dividend Distribution to Non-Israeli Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided under the provisions of an applicable tax treaty between Israel and the shareholder’s country of residence (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate or a tax exemption is obtained in advance). With respect to a person who is a Substantial Shareholder (as defined above) at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%.

In principle, non-Israeli residents (whether individuals or corporations) are generally subject to Israeli withholding tax on the receipt of dividends paid on publicly traded shares at the rate of 25% and at the rate of 30% on dividends paid to Substantial Shareholders. However, so long as the shares are registered with a Nominee Company, which is a company incorporated to be a holder of record and distribution agent of publicly traded or other securities in accordance with the Israeli Securities Law, 5728-1968, the dividends are generally subject to Israeli withholding tax at a rate of 25% (whether or not the recipient is a Substantial Shareholder), unless a reduced rate is provided under an applicable tax treaty (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance).

The distribution of dividends to non-Israeli residents (either individuals or corporations) from income derived from a company’s Approved Enterprises or Benefited Enterprises (as such terms are defined under the Israeli Law for the Encouragement of Capital Investments, 5719-1959), during the applicable benefits period is subject to withholding tax at a rate of 15%, and 20% if the dividend is distributed from income attributed to a Preferred Enterprise, a Special Preferred Enterprise, Preferred Technological Enterprise or Special Preferred Technological Enterprise (as such terms are defined under the Israeli Law for the Encouragement of Capital Investments, 5719-1959), subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for such reduced tax rates, or such lower rate as may be provided under an applicable tax treaty (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance). We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A non-resident of Israel who has dividend and/or capital income derived from or accrued in Israel, from which the full amount of tax was withheld, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided that: (i) such income was not derived from a business conducted in Israel by the taxpayer; (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed; and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below).

U.S.- Israel Tax Treaty

The Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “Treaty”) is generally effective as of January 1, 1995. Under the Treaty, the maximum Israeli withholding tax on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident (as defined below) is generally 25%. However, generally, for dividends not generated by an Approved Enterprise, Benefited Enterprise or Preferred Enterprises and paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of Israeli withholding tax is generally 12.5%, provided that not more than 25% of the gross income of the Israeli resident paying corporation for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise are not entitled to such reduction under such tax treaty but are subject to withholding tax at the rate of 15% for such a U.S. corporate shareholder, provided that the conditions related to the holding of 10% of our voting capital and to our gross income for the previous year (as set forth in the previous sentence) are met. The aforementioned rates under the Treaty would not apply if the dividend income is derived through a permanent establishment of the Treaty U.S. Resident in Israel.

Pursuant to the Treaty, the sale, exchange or disposition of our ordinary shares or ADSs by a person who qualifies as a resident of the United States within the meaning of the Treaty that holds the shares or ADSs as a capital asset, and who is entitled to claim the benefits afforded to such residents under the Treaty a (“Treaty U.S. Resident”) generally will not be subject to the Israeli capital gains tax unless, inter alia: (i) such Treaty U.S. Resident holds, directly or indirectly, shares or ADSs representing 10% or  more of the voting power of the Company during any part of the 12-month period preceding such sale, exchange or disposition subject to certain conditions; (ii) the capital gain arising from such sale, exchange or disposition can be attributable to a permanent establishment of the holder maintained in Israel, under certain terms; (iii) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year; (iv) the capital gains arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (v) the capital gain arising from such sale, exchange or disposition is attributed to royalties.

As noted above, a sale, exchange or disposition of our ordinary shares or ADSs by a Treaty U.S. Resident who holds, directly or indirectly, shares representing 10% or more of the voting power of the Company at any time during such preceding 12-month period would not be exempt under the Treaty from such Israeli tax; however, under the Treaty, a Treaty U.S. Resident may be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the Treaty and U.S. domestic law.

Excess Tax

Individuals (whether Israeli or non-Israeli tax residents) who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on their annual income exceeding NIS 698,280 for 2023, which amount is linked to the annual change in the Israeli Consumer Price Index, including, but not limited to, dividends, interest and capital gain.

Certain Material U.S. Federal Income Tax Consequences

General

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares or Pre-Funded Warrants by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase ordinary shares or Pre-Funded Warrants pursuant to this offering and hold such ordinary shares or Pre-Funded Warrants as capital assets within the meaning of Section 1221 of the Code. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, financial institutions, insurance companies, broker-dealers and traders in securities, commodities or currencies, persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, individual retirement accounts or other tax deferred accounts, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold ordinary shares or Pre-Funded Warrants as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons who received their ordinary shares as compensatory payments, persons that have a “functional currency” other than the U.S. dollar, persons that own or are treated for tax purposes as owning directly, indirectly or through attribution 10% or more of our shares by vote or value, persons who are subject to special tax accounting under Section 451(b) of the Code, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities and arrangements that are classified as partnerships for U.S. federal income tax purposes, and investors in such pass-through entities, holders receiving or holding ordinary shares in connection with the performance of services, and any holders that are not U.S. Holders). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of ordinary shares or Pre-Funded Warrants that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares or Pre-Funded Warrants, the U.S. federal income tax consequences relating to an investment in the ordinary shares or Pre-Funded Warrants will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such entity or arrangement should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of ordinary shares or Pre-Funded Warrants.

Persons considering an investment in ordinary shares or Pre-Funded Warrants should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of ordinary shares or Pre-funded Warrants, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income”, the PFIC income test, or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

              Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets (which may be determined based on the fair market value of each asset, with the value of goodwill and going concern value being determined in large part by reference to the market value of the ADSs, which may be volatile). Based upon the value of our assets, including any goodwill and the nature and composition of our income, we believe that we were classified as a PFIC for the taxable year ended December 31, 2021. Furthermore, we presently anticipate that we will be classified as a PFIC for the current taxable year ending December 31, 2022 based upon the expected value of our assets, including goodwill, and the expected nature and composition of our income and assets. Our status as a PFIC is a fact-intensive determination made on an annual basis after the end of each taxable year. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our U.S. counsel expresses no opinion with respect to our PFIC status for any period

Subject to the discussion below relating to the making of a QEF election or a mark-to-market election by a U.S. Holder, if we are a PFIC in any taxable year during which a U.S. Holder owns ordinary shares or Pre-Funded Warrants, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ordinary shares or Pre-Funded Warrants, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the ordinary shares or Pre-Funded Warrants, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for ordinary shares or Pre-Funded Warrants. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds ordinary shares or Pre-Funded Warrants, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the ordinary shares or Pre-Funded Warrants, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the ordinary shares or Pre-Funded Warrants. If the election is made, the U.S. Holder will be deemed to sell the ordinary shares or Pre-Funded Warrants it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares or Pre-Funded Warrants would not be treated as shares or warrants of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares or Pre-Funded Warrants and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid application of the PFIC tax consequences described above in respect to our ordinary shares or Pre-Funded Warrants by making a timely QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. It should be noted that dividends paid by a PFIC would generally not qualify for the preferred capital gains rates discussed above. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS.

A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Class A ordinary shares or Pre-Funded Warrants, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the sale of our Class A ordinary shares or Pre-Funded Warrants generally will be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares or Pre-Funded Warrants in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held our ordinary shares or Pre-Funded Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares or Pre-Funded Warrants, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares or Pre-Funded Warrants. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our ordinary shares or Pre-Funded Warrants for any taxable year of us that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds our ordinary shares or Pre-Funded Warrants, the PFIC rules discussed above will continue to apply to such ordinary shares or Pre-Funded Warrants unless the holder makes a “deemed sale” election under the PFIC rules. If the U.S. Holder makes such a deemed sale election, the U.S. Holder may thereafter make a QEF election. The deemed sale election creates a deemed sale of such ordinary shares or Pre-Funded Warrants at their fair market value. The gain recognized by the deemed sale election attributable to the pre-QEF election period will be subject to the special tax and interest charge rules treating the gain as an excess distribution under the general PFIC rules described above. As a result of the deemed sale election, the U.S. Holder will have a new basis and holding period in the ordinary shares or Pre-Funded Warrants for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Alternatively, if we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on ordinary shares or Pre-Funded Warrants if such U.S. Holder makes a valid “mark-to-market” election for our ordinary shares or Pre-Funded warrants. A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Our ordinary shares or Pre-Funded Warrants will be marketable stock as long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income for each taxable year of the U.S. holder, the excess of the fair market value of ordinary shares or Pre-Funded Warrants held at the end of such taxable year over the adjusted tax basis of such ordinary shares or Pre-Funded Warrants. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares or Pre-Funded Warrants over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in ordinary shares or Pre-Funded Warrants would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of ordinary shares or Pre-Funded Warrants in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to ordinary shares or Pre-Funded Warrants for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares or Pre-Funded Warrants.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of ordinary shares or Pre-Funded Warrants, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares or Pre-Funded Warrants and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares or Pre-Funded Warrants of a PFIC.

General Treatment of Pre-Funded Warrants

             Although the law in this area is not completely settled, the Pre-Funded Warrants are generally expected to be treated as outstanding stock for U.S. federal income tax purposes. Accordingly, upon exercise, no income, gain or loss should be recognized upon the exercise of a Pre-Funded Warrant except to the extent of cash received in exchange for a fractional share, which will be treated as a sale subject to the rules described below under “— Sale, Exchange or Other Disposition of Ordinary Shares and Pre-Funded Warrants,” and the holding period of a pre-funded warrant should carry over to the share of common stock received. The tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise increased by the exercise price. If you are contemplating the acquisition of Pre-Funded Warrants, you should discuss with your personal tax advisor the consequences of the purchase, ownership and disposition of the Pre-Funded Warrants, as well as the exercise of, certain adjustments to, and any payments in respect of the Pre-Funded Warrants (including potential alternative characterizations).

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to ordinary shares generally will be required to include the gross amount of such distribution (before reduction for any Israeli withholding taxes withheld therefrom) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid to non-corporate U.S. Holders by a “qualified foreign corporation” are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Israel for purposes of, and are eligible for the benefits of, the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “—Passive Foreign Investment Company Consequences,” if the Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met.

Distributions on ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Subject to applicable limitations, some of which vary depending upon a U.S. Holder’s particular circumstances, Israeli income taxes withheld from dividends on the ADSs at a rate not exceeding the rate provided by the Treaty (assuming such U.S. Holder is eligible for the benefits of the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Israeli income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

             The taxation of a distribution received with respect to a Pre-funded Warrant is unclear. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments may also be possible. You should consult your tax advisors regarding the proper treatment of any payments in respect of the Pre-Funded Warrants.

Sale, Exchange or Other Disposition of Ordinary Shares and Pre-Funded Warrants

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of ordinary shares or Pre-Funded Warrants in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary shares or Pre-Funded Warrants. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ordinary shares or Pre-Funded Warrants were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of ordinary shares or Pre-Funded Warrants will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Certain Adjustments to Pre-Funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded warrants, may be treated as a constructive distribution to you of the Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing your proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders).

Lapse of Pre-Funded Warrants

If a U.S. holder allows a Pre-funded Warrant to expire unexercised, such U.S. holder will recognize a capital loss in an amount equal to such holder’s tax basis in Pre-funded Warrant. The deductibility of capital losses is subject to certain limitations.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on ordinary shares or on the sale or retirement of ordinary shares or Pre-Funded Warrants.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of ordinary shares or Pre-Funded Warrants. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in ordinary shares or Pre-Funded Warrants.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in ordinary shares or Pre-Funded Warrants, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for ordinary shares or Pre-Funded Warrants may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of ordinary shares or Pre-Funded Warrants may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding (currently at a rate of 24%) may apply to amounts subject to reporting if the holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES AND PRE-FUNDED WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

UNDERWRITING

We entered into an underwriting agreement with Aegis Capital Corp., the underwriter of this offering, on             , 2023. The underwriting agreement provides for the purchase of a specific number of Units and Pre-Funded Units.  Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of Units and Pre-Funded Units set forth opposite its name below:

Underwriter	Number of Units	Number of Pre-Funded Units
Aegis Capital Corporation
Total

The underwriter has agreed to purchase all of the Units and Pre-Funded Units offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased.

The Units and Pre-Funded Units offered hereby are expected to be ready for delivery on or about             , 2023 against payment in immediately available funds.

The underwriter is offering the Units and Pre-Funded Units subject to various conditions and may reject all or part of any order. The underwriter has advised us that the underwriter proposes initially to offer the Units and Pre-Funded Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of             per ADS and accompanying Warrant (or per Pre-Funded Warrant and accompanying Warrant) to brokers and dealers. After the ADSs and Pre-Funded Warrants are released for sale to the public, the underwriter may change the offering price, the concession, and other selling terms at various times.

The following table provides information regarding the amount of the discounts to be paid to the underwriter by us, before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional securities.

	Per Unit	Per Pre-Funded Unit		Total No Exercise	Total Full Exercise
Public offering price	$	$	$		$
Underwriting discounts (1)	$	$	$		$
Proceeds, before expenses, to us	$	$	$		$

(1) We have agreed to pay the underwriter a discount of 7.0% of the gross proceeds of this offering.

We estimate that our total expenses of the offering, excluding the estimated underwriting discounts, will be approximately $0.5 million, which includes the fees and expenses for which we have agreed to reimburse the underwriter, including fees and expenses of their counsel, up to a maximum aggregate amount of $100,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Over-Allotment Option

We have granted the underwriter an option to purchase from us, at the public offering price, less the underwriting discounts , up to 986,842 additional ADSs and/or Pre-Funded Warrants, and/or up to 986,842 over-allotment Warrants, within 30 days after the closing of this offering to cover over-allotments, if any. The underwriter may exercise the over-allotment option with respect to ADSs only, Pre-Funded Warrants only, Warrants only, or any combination thereof. The purchase price to be paid per additional Ordinary Share or Pre-Funded Warrant will be equal to the public offering price of one Unit or Pre-Funded Unit (less $0.01 allocated to each Warrant), as applicable, less the underwriting discounts, and the purchase price to be paid per over-allotment Warrant will be $0.01. No underwriting discounts will be paid on any Warrants purchased pursuant to the underwriter’s over-allotment option.

Lock-up

We and our officers and directors have agreed to a 60-day “lock-up,” with respect to our ordinary shares, ADSs and other of our securities that we or they beneficially own, including securities that are convertible into ordinary shares or ADSs and securities that are exchangeable for or exercisable into ordinary shares or ADSs. This means that, subject to certain exceptions, for a period of 60 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Aegis Capital Corp.

Rules of the SEC may limit the ability of the underwriter to bid for or purchase ADSs before the distribution of the ADSs is completed. However, the underwriter may engage in the following activities in accordance with the rules:

•
Stabilizing transactions — The underwriter may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

•
Syndicate covering transactions — The underwriter may sell more ADSs in connection with this offering than the number of ADSs that it has committed to purchase. This over-allotment creates a short position for the underwriter. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriter’s over-allotment option to purchase additional ADSs, if applicable. The underwriter may close out any covered short position either by exercising its over-allotment option, if applicable, or by purchasing ADSs in the open market. To determine how they will close the covered short position, the underwriter will consider, among other things, the price of ADSs available for purchase in the open market, as compared to the price at which it may purchase ADSs through the over-allotment option, if applicable. Naked short sales are short sales in excess of the over-allotment option, if applicable. The underwriter must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that, in the open market after pricing, there may be downward pressure on the price of the ADSs that could adversely affect investors who purchase ADSs in this offering.

•
Penalty bids — If the underwriter purchases ADSs in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriter and selling group members who sold those ADSs as part of this offering.

•
Passive market making — Market makers in the ADSs who is the underwriter or prospective underwriters may make bids for or purchases of ADSs, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriter purchases to cover the syndicate short sales or to stabilize the market price of the ADSs may have the effect of raising or maintaining the market price of the ADSs or preventing or mitigating a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the ADSs if it discourages resales of the ADSs.

Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs. These transactions may occur on Nasdaq or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriter and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Delivery of Prospectus

A prospectus in electronic format may be delivered to potential investors by the underwriter participating in this offering. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the securities has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

The underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any securities, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the securities or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the company to be in violation of the Belgian securities laws.

Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.
Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

France

Neither this prospectus nor any other offering material relating to the securities has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the securities to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such ADSs may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Israel

The securities offered hereunder may not be offered or sold to the public in Israel absent the publication of a prospectus that has been approved by the Israel Securities Authority (the “ISA”). This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the ISA and the securities offered hereunder have not been registered for sale in Israel. In Israel, this document is being distributed only to, and is directed only at, and any offer of the securities hereunder is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Italy

The offering of the securities offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the securities offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the ADSs offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the securities offered hereby or distribution of copies of this prospectus or any other document relating to the securities offered hereby in Italy must be made:

(a)
by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and
(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the “Swedish Financial Supervisory Authority”). Accordingly, this prospectus may not be made available, nor may the securities offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The securities offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the securities being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The securities being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of securities.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in securities.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in this prospectus in name(s) of Member State(s) where prospectus will be approved or passported for the purposes of a non-exempt offer once this prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in name(s) of relevant Member State(s) except that an offer to the public in that Relevant Member State of any ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the representative to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
(d)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters as to United States law in connection with this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Boulder, Colorado. The validity of the securities and other matters of Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law will be passed upon for the underwriter by Kaufman & Canoles, P.C., Richmond, Virginia.

EXPERTS

The consolidated financial statements of Chemomab Therapeutics Ltd. as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing

ENFORCEMENT OF CIVIL LIABILITIES

Chemomab is incorporated under the laws of the State of Israel. Not all of our directors or officers are residents of the United States. Most of our assets and those of our non-U.S. directors and officers are located outside the United States. Service of process upon us and upon our non-U.S. resident directors and officers and the Israeli experts named in this prospectus may be difficult to obtain within the United States.

We have irrevocably appointed Chemomab Therapeutics, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is One Kendall Square, Building 1400E, Suite 14-105, Cambridge, MA 02139.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or our non-U.S. officers or directors reasoning that Israeli court is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors.

Subject to specified time limitations, legal procedures and certain exceptions, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including judgements based on the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulators prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.chemomab.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith or the documents incorporated by reference herein. For further information about us and the ADSs offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto and to the documents incorporated by reference herein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement or to a document incorporated by reference herein are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or a document incorporated by reference herein. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our website, www.chemomab.com.

The information contained on, or accessible through, our website does not form a part of this prospectus and is not incorporated by reference herein or therein.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023 (the “Annual Report”);

•	The Company’s Current Reports on Form 8-K, as filed with the SEC on January 3, 2023, January 11, 2023, February 21, 2023 and February 21, 2023;

•	The description of our share capital, which is set forth in exhibit 4.1 of our Annual Report, and as may be further updated or amended in any amendment or report filed for such purpose; and

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report.

All filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: Kiryat Atidim, Building 7, Tel Aviv 6158002, Israel, Attention: Donald Marvin, Chief Financial Officer, or made by phone at +972-77-331-0156. You may also access the documents incorporated by reference in this prospectus through our website at www.chemomab.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part. You may also access any of the documents incorporated by reference in this prospectus by visiting www.chemomab.com, or our investor relations website is www.investors.chemomab.com. The information on either of these websites, however, is not, and should not be deemed to be, a part of this prospectus.

Up to 6,578,947 Units Each Consisting of One American Depositary Share and One Warrant to Purchase One American
Depositary Share

Up to 6,578,947 Pre-Funded Units Each Consisting of One Pre-Funded Warrant to Purchase One American Depositary
Share and One Warrant to Purchase One American Depositary Share

Up to 6,578,947 American Depositary Shares Underlying the Pre-Funded Warrants

6,578,947 American Depositary Shares Underlying the Warrants

PROSPECTUS

Sole Book-Running Manager

Aegis Capital Corp.

, 2023

Through and including                  , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (excluding the underwriting discount). Except for the Securities and Exchange Commission registration fee and the FINRA filing fee, all amounts are estimates.

Amount Paid or to be Paid
SEC registration fee	$3,306
FINRA filing fee	$1,050
Legal fees and expenses (including underwriters' legal fees)	$300,000
Accounting fees and expenses	$65,710
Printing expenses	$15,000
Depositary and transfer agent fees and expenses	$151,312
Miscellaneous	$10,000
Total	$546,378

Item 14. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages caused as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association contain such a provision.

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our amended and restated articles of association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the Board of Directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty (as defined in the Companies Law), was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent;

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

•	a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company;

•	financial liabilities imposed on the office holder for the benefit of a third party;

•	financial liabilities imposed in an administrative proceeding on the office holder in favor of a third party harmed by a breach, pursuant to certain provisions of the Israeli Securities Law; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not, however, indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive unlawful personal benefit; or

•	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our compensation committee, our Board of Directors and, in certain circumstances, by our shareholders. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into indemnification agreements with each of our directors providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’, directors and officers. This indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our amended and restated articles of association. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the U.S. Securities Act of 1933, as amended, or the Securities Act, is against public policy and therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act:

In connection with the Merger, on March 15, 2021, the Company entered into Securities Purchase Agreements with certain purchasers, pursuant to which the Company agreed to sell approximately USD $45.5 million of its ADSs in a private placement transaction (“The Private Placement”). The Private Placement closed on March 22, 2021, at which time the Company sold to the purchasers 2,619,270 ADSs together with warrants to purchase up to 261,929 ADSs at an exercise price of USD $17.35088 per ADS. The warrants will expire five years from the date of issuance, and if exercised in full, will provide to the Company proceeds of approximately USD $4.5 million.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the SEC on March 17, 2021)
4.1
Form of Deposit Agreement between Chemomab Therapeutics Ltd. (f/k/a Anchiano Therapeutics Ltd.), the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued by the Company, dated February 14, 2019 (incorporated by reference to Exhibit 4.1 to the Registrants registration statement on Form S-1 filed with the SEC on January 13, 2023)

4.2**	Form of Warrant
4.3**	Form of Pre-Funded Warrant
5.1**	Opinion of Meitar | Law Offices, Israeli counsel to the registrant
5.2**	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., U.S. counsel to the registrant
10.1+
Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of the Company’s Amendment No. 1 to its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 10, 2021)

10.2+
Compensation Policy for Officers and Directors (incorporated by reference to Exhibit 10.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022)

10.3+
2011 Incentive Plan for Employees, Officers and Consultants (previously filed as Exhibit 10.6 of our Registration Statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)

10.4+
2017 Equity-Based Incentive Plan (previously filed as Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-229155) as filed with the SEC on January 7, 2019 and incorporated by reference herein)

10.5+
Chemomab Ltd. 2015 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s registration statement on Form S-4 (SEC file number 333- 252070), filed with the SEC on January 13, 2021)

10.6∞
Tel-Aviv Souraski Medical Center (TASMC) License Agreement between Chemomab Ltd. and the Medical Research, Infrastructure, Health Services Fund of the Tel Aviv Souraski Medical Center., dated December 1, 2011, as amended on May 9, 2013 (incorporated by reference to Exhibit 10.8 of the Company’s Amendment No. 1 to its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 10, 2021)

10.7∞
CMC Collaboration Agreement between Chemomab Ltd. and CMC ICOS Biologics, Inc., dated June 7, 2015 (incorporated by reference to Exhibit 10.9 of the Company’s Amendment No. 1 to its Registration Statement on Form S-4 filed with the Securities and Exchange Commission on February 10, 2021)

10.8
Controlled Equity Offering SM Sales Agreement, dated April 30, 2021, by and between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.2 of the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 30, 2021)

10.9+
Employment Agreement, dated September 1, 2021, by and between Chemomab Therapeutics, Inc. and Dale Pfost (incorporated by reference to Exhibit 10.9 to the Registrants registration statement on Form S-1 filed with the SEC on January 13, 2023)

10.10+
Employment Agreement, dated November 8, 2021, by and between Chemomab Therapeutics, Inc. and Donald Marvin (incorporated by reference to Exhibit 10.10 to the Registrants registration statement on Form S-1 filed with the SEC on January 13, 2023)

10.11+
Consulting Agreement, dated April 18, 2022, by and between Chemomab Ltd. and Dr. Adi Mor (incorporated by reference to Exhibit 10.11 to the Registrants registration statement on Form S-1 filed with the SEC on January 13, 2023)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrants registration statement on Form S-1 filed with the SEC on January 13, 2023)
23.1**	Consent of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm
23.2**	Consent of Meitar | Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)
23.3**	Consent of Opinion of Wilson Sonsini Goodrich & Rosati, P.C., U.S. counsel to the registrant (included in Exhibit 5.2)
24.1**	Power of Attorney (included in the signature page of the Registration Statement)
107**	Filing Fee Table
** Previously filed
+ Indicates management contract or compensatory plan
∞   Portions of this Exhibit (indicated with [***]) have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Registrant if publicly disclosed

(b) Financial Statement Schedules

All financial statement schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(a), (b) and (c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

a.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

b.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

c.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on March 22, 2023.

CHEMOMAB THERAPEUTICS LTD.

By:	/s/ Dale Pfost
Dale Pfost
Chairman of the Board, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Pfost	Chairman of the Board and Chief Executive Officer	March 22, 2023
Dale Pfost	(Principal Executive Officer)

/s/ Donald Marvin	Chief Financial Officer, Executive Vice President and Chief Operating Officer	March 22, 2023
Donald Marvin	(Principal Financial and Accounting Officer)

*	Director	March 22, 2023
Adi Mor

*	Director	March 22, 2023
Nissim Darvish

*	Director	March 22, 2023
Alan Moses

*	Director	March 22, 2023
Claude Nicaise

*	Director	March 22, 2023
Neil Cohen

*	Director	March 22, 2023
Jill M. Quigley

/s/ Dale Pfost
Dale Pfost
Attorney in Fact

 AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Chemomab Therapeutics Ltd., has signed this registration statement on March 22, 2023.

CHEMOMAB THERAPEUTICS, INC.

By:	/s/ Dale Pfost
Dale Pfost
Chairman of the Board, Chief Executive Officer